Exhibit (a)(1)(a)

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

OFFER TO EXCHANGE

STOCK OPTIONS GRANTED BETWEEN

AUGUST 4, 2005 AND SEPTEMBER 1, 2006

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the

Advanced Analogic Technologies Incorporated 2005 Equity Incentive Plan

December 15, 2006

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

Offer to Exchange Stock Options Granted Between August 4, 2005 and September 1, 2006 for New

Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on

January 17, 2007, unless extended.

By this offer, we are giving you the opportunity to exchange your outstanding, unexercised options that were granted between August 4, 2005 and September 1, 2006, whether vested or unvested, for new options. You may participate in this offer if you are a non-Section 16 employee or consultant of Advanced Analogic Technologies Incorporated (referred to as “AnalogicTech”, we, our or us).

Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange. The definitions of these terms can be found on pages 2 and 3 of the Summary Term Sheet.

If you participate in this offer, you will receive one (1) new option for every one (1) exchanged option you surrender for cancellation and exchange pursuant to this offer. Outstanding and unexercised options that were granted prior to August 4, 2005 or after September 1, 2006 are not eligible for exchange in this offer.

Each new option will be subject to the terms of our 2005 Equity Incentive Plan, and to a new option agreement between you and AnalogicTech.

We will grant new options on the same day on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be January 17, 2007, although employees in France may have a later grant date due to French tax restrictions.

The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of 25% after one year and 6.25% every three months thereafter. Vesting is subject to your continued service to us on each relevant vesting date. The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form, and fax it to Connie Pat, at fax number (408) 716-2539, e-mail a PDF of it to Connie Pat at conniepat@analogictech.com or hand deliver it to Connie Pat at our main offices at 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A. before 5:00 p.m., Pacific Time, on January 17, 2007 unless the offer is extended. Only responses that are complete, signed and actually received by Connie Pat by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission nor any state or local securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to:

Connie Pat Advanced Analogic Technologies Incorporated 830 East Arques Avenue Sunnyvale, California 94085 (408) 737-4629

You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET

  The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible optionholders to exchange outstanding options granted between August 4, 2005 and September 1, 2006 for new options. The following is a brief summary of the terms of this offer:

  Terms in italics in this Q1 are the defined terms that are used throughout this offer to exchange. The definitions of these terms can be found at the bottom of this Q1 on page 2 of this Summary Term Sheet.

Eligible Optionholders

•	All optionholders of AnalogicTech are eligible to participate if they are a (i) non-Section 16 employee or (ii) consultant of AnalogicTech as of the date of this offer to exchange and continue to be an eligible optionholder through the date the exchanged options are cancelled and replaced with new options, which we expect to occur on January 17, 2007. If, for any reason, you do not remain an eligible optionholder through such date, we will not accept your tender of options and any exchanged options you tendered will not be cancelled as a result of this offer.

Eligible Options

•	Options that were granted between August 4, 2005 and September 1, 2006 and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before cancellation under this offer, that particular option grant is not eligible for exchange.

•	Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of AnalogicTech, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible optionholder). The portion that is beneficially owned by our employee may be exchanged.

Exchange Ratio

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.

1

New Options

•	New options will be granted on the same day as the cancellation date. We refer to this date as the new option grant date. We expect that the new option grant date will be January 17, 2007, although employees in France may have a later grant date due to French tax restrictions.

•	Generally, the new options granted upon cancellation of exchanged options will be nonstatutory stock options for U.S. tax purposes.

•	Each grant of new options will expire a maximum of ten years from the date of grant of the new options.

Exercise Price of the New Options

The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

Vesting and Exercisability of New Options

•	The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of 25% after one year and 6.25% every three months thereafter.

•	Vesting on any date is subject to your continued service through each relevant vesting date.

•	Employees in China must exercise the new option solely by means of a cashless sell-all exercise, due to certain legal restrictions in China.

Terms Used in This Offer

•	“Cancellation date” refers to the first U.S. business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be January 17, 2007. If the expiration date is extended, then the cancellation date will be similarly extended. The cancellation date and the new option grant date will be the same date.

•	“Eligible optionholder” refers to non-Section 16 employees and consultants of AnalogicTech who currently hold outstanding, unexercised options to purchase shares of AnalogicTech common stock.

•	“Exchanged options” refers to all options that are exchanged pursuant to this offer.

•	“Expiration date” refers to the date that this offer expires. We expect that the expiration date will be January 17, 2007 at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“New option grant date” refers to the date when new options will be granted, which will be the same day as the cancellation date. We expect that the new option grant date will be January 17, 2007. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“New options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“Offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on December 15, 2006 and end at 5:00 p.m., Pacific Time, on January 17, 2007.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on January 17, 2007:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will notify you by e-mail or other means no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk.

Q3.	Why is AnalogicTech making this offer?

A3.	We believe that this offer will foster retention of the valuable employees, consultants and directors of AnalogicTech and its subsidiaries and better align their interests with the interests of our stockholders to maximize stockholder value. We issued the currently outstanding options to motivate employees, consultants and directors to perform at high levels and provide an effective means of recognizing their contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current fair market value of our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionholders with the opportunity to own options that over time may have a greater potential to increase in value.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are a (i) non-Section 16 employee or (ii) consultant of AnalogicTech at the time of this offer and you remain an eligible optionholder through the cancellation date. (See Section 1)

Q5.	Are there circumstances under which I would not be granted new options?

A5.	Yes. If, for any reason, you are no longer an eligible optionholder on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options. Unless expressly provided otherwise pursuant to written agreement, your employment with AnalogicTech or one of its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary.

Q7.	How many new options will I receive for the options that I exchange?

A7.	Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options granted before August 4, 2005 or after September 1, 2006 are not eligible for exchange in this offer. (See Section 2)

Q8.	What will be the exercise price of my new options?

A8.	The exercise price per share of the new options will no less than the fair market value of our common stock, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date, which is expected to be January 17, 2007 (see Question and Answer 1 above). We cannot predict the exercise price of the new options.

Q9.	When will my new options vest?

A9.	The new options will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Q10.	If I participate in this offer, do I have to exchange all of my options?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. You should note though that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 11). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible optionholder beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an eligible optionholder may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible optionholder).

For instance, if you are an eligible optionholder and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. (See Section 2)

Q12.	When will my exchanged options be cancelled?

A12.	Your exchanged options will be cancelled on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 17, 2007, unless the offer period is extended. (See Section 6)

Q13.	When will I receive my new options?

A13.	We will grant the new options on the new option grant date. The new option grant date will be the same day as the date on which we cancel the options accepted for exchange. We expect the new option grant date will be January 17, 2007, although employees in France may have a later grant date due to French tax restrictions. If the expiration date is delayed, the new option grant date will be similarly delayed. (See Section 6)

Q14.	Can I exchange shares of AnalogicTech common stock that I acquired upon exercise of AnalogicTech options?

A14.	No. This offer relates only to outstanding AnalogicTech options. You may not exchange shares of AnalogicTech common stock in this offer. (See Section 2)

Q15.	Will I be required to give up all of my rights under the cancelled options?

A15.

Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 17, 2007. (See Section 6)

Q16.	Will the terms and conditions of my new options be the same as my exchanged options?

A16.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that your new options may have a different exercise price, the vesting schedule of your new options will be different, and that the term of your new options generally will be ten years from the date of grant of the new options.

Q17.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A17.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (See Section 6)

Q18.	How does AnalogicTech determine whether an option has been properly tendered?

A18.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q19.	Will I have to pay taxes if I participate in the offer?

A19.	If you participate in the offer and are a citizen or resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to tax outside the U.S., your income tax and social insurance consequences may differ from those discussed above. (See Section 15 and Schedule C). Further, if you are subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q20.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

A20.	The new options granted in exchange for your old options will be nonstatutory stock options for United States tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q21.	Will I receive a new option agreement?

A21.	Yes. All new options will be subject to a new option agreement between you and AnalogicTech. (See Section 9)

Q22.	How will you notify me if the offer is changed?

A22.	If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. We will also send an e-mail to all eligible optionholders. (See Sections 2 and 16)

Q23.	Can I change my mind and withdraw from this offer?

A23.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q24.	How do I withdraw my election?

A24.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A. (See Section 5)

Q25.	What if I withdraw my election and then decide again that I want to participate in this offer?

A25.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q26.	Can I change my mind about which options I want to exchange?

A26.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options you wish to exchange and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q27.	How do I change my election to exchange a particular option?

A27.	To change your election to exchange additional option grants, you must do the following before the expiration date:

1.	Properly complete and sign a new election form, indicating each option grant you now wish to exchange.

2.	Deliver the completed and signed election form to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A. (See Section 5)

To withdraw your election to exchange only some of your option grants, you must do the following before expiration date:

1.	Properly complete and sign the attached withdrawal form, indicating each option grant you wish to withdraw from the offer.

2.	Deliver the completed and signed withdrawal form to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A. (See Section 5)

Q28.	Are you making any recommendation as to whether I should exchange my eligible options?

A28.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, you should contact the following:

Connie Pat

Advanced Analogic Technologies Incorporated

830 East Arques Avenue

Sunnyvale, California 94085

(408) 716-2539

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences, as well as the rest of this offer to exchange and the financial statements attached as Exhibit B for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Business-Related Risks

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory.

We generally do not obtain firm, long-term purchase commitments from our customers. Because production lead times often exceed the amount of time required to fulfill orders, we often must build in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Our demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, new part introductions by our competitors that lead to our loss of previous design wins, adverse changes in our product order mix and demand for our customers’ products or models. China, in particular, is an emerging market where forecasting by our distributors is not accurate, and there can be rapid changes in the distribution system and market conditions. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which we may be unable to sell to other customers. Alternatively, if we are unable to project customer requirements accurately, we may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. We have in the past had customers dramatically increase their requested production quantities with little or no advance notice and after they had submitted their original order. We have on occasion been unable to fulfill these revised orders within the time period requested. Either underestimating or overestimating demand would lead to excess, obsolete or insufficient inventory, which could harm our operating results, cash flow and financial condition, as well as our relationships with our customers. For example, we recorded inventory write-downs of $2.6 million, $3.3 million, and $1.9 million for the nine months ended September 30, 2006 and in the fiscal years ended 2005 and 2004, respectively.

We receive a substantial portion of our revenues from one customer and most of our revenues from a small number of customers, and the loss of, or a significant reduction in, orders from that customer or our other largest customers would adversely affect our operations and financial condition.

We receive a substantial portion of our revenues from two of our customers, LG Electronics Inc. of South Korea and Samsung of South Korea. We received an aggregate of approximately 29% of our revenues from LG for the nine months ended September 30, 2006 and 37% of our revenues from LG in fiscal year 2005. We anticipate that we will continue to be dependent on LG for a significant portion of our revenues in the immediate future; however, we do not have long-term contractual purchase commitments from LG, and we cannot assure you that LG will continue to be our customer. We received an aggregate of approximately 80% of our revenues from our ten largest customers for 2005. Any action by LG or any of our other largest customers that affects our orders, product pricing or vendor status could significantly reduce our revenues and harm our financial results. For example, in the fourth quarter of 2004, we experienced a 33% sequential quarterly decline in revenues from LG as a result of LG’s prior increase in inventory of our products in the third quarter in anticipation of the peak fourth-quarter buying season for the wireless handsets in which our products are primarily used by LG. In the future, our sales to LG or our other large customers will continue to be susceptible to this type of quarterly fluctuation as our customers manage their inventories, principally for seasonal variations. In particular, our customers’ increase in inventory of our products in advance of this peak buying season for wireless handsets often leads to sequentially lower sales of our products in the first calendar quarter and, potentially, late in the fourth calendar quarter. In addition, while in the past the principal LG divisions that purchase our products have been separately responsible for purchasing, inventory and other supply chain logistics, these functions of these divisions underwent a consolidation in 2005. This consolidation has reduced our ability to forecast orders from LG because we no longer receive orders directly from the LG divisions using our products. In addition, we are required to supply inventory to a centralized location based on a forecast provided by LG for the ensuing 30 days on a consolidated basis, which requires us to incur the cost of producing materials in advance of receiving a purchase commitment from LG. If LG does not purchase the inventory that was forecasted, we will be required to find alternative customers for the inventory and we may be unsuccessful in doing so at acceptable prices or at all, which would require us to write down or write off the inventory supplied by us to LG’s centralized location. LG implemented this consolidation and hub structure in 2005. We therefore have limited experience in understanding and forecasting LG’s ordering patterns under this structure. Because our largest customers account for such a significant part of our business, the loss of, or a decline in sales to, any of our major customers would negatively impact our business.

Our combined sales to Samsung and its contract manufactures represented approximately 20% of our revenues for the nine months ended September 30, 2006, which included direct sales to Samsung totaling 12% for the nine months ended September 30, 2006. We do not have long-term contractual purchase commitments from Samsung, and we cannot assure you that Samsung will continue to be our customer.

Our operating results have fluctuated in the past and we expect our operating results to continue to fluctuate.

Our revenues are difficult to predict and have varied significantly in the past from period to period. We expect our revenues and expense levels to continue to vary in the future, making it difficult to predict our future operating results. In particular, we experience seasonality and variability in demand for our products as our customers manage their inventories. Our customers tend to increase inventory of our products in anticipation of the peak fourth quarter buying season for the mobile consumer electronic devices in which our products are used, which often leads to sequentially lower sales of our products in the first calendar quarter and, potentially, late in the fourth calendar quarter.

Additional factors that could cause our results to fluctuate include:

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers, particularly in China and other emerging markets;

•	costs associated with litigation, especially related to intellectual property;

•	liquidity and cash flow of our distributors and end-market customers;

•	changes in manufacturing costs, including wafer, test and assembly costs, and manufacturing yields, product quality and reliability;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	general economic conditions in the countries where we operate or our products are used;

•	changes in exchange rates, interest rates, tax rates and tax withholding;

•	geopolitical stability, especially affecting China, Taiwan and Asia in general; and

•	changes in domestic and international tax laws.

Unfavorable changes in any of the above factors, most of which are beyond our control, could significantly harm our business and results of operations.

We may be unsuccessful in developing and selling new products or in penetrating new markets.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our product markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of design wins to our competitors. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	effective marketing, sales and service;

•	timely and efficient completion of process design and device structure improvements and implementation of manufacturing, assembly and test processes; and

•	the quality, performance and reliability of the product.

If we fail to introduce new products or penetrate new markets, our revenues will likely decrease over time and our financial condition could suffer.

Our products must meet exacting specifications, and defects and failures may occur, which may cause customers to return or stop buying our products and may expose us to product liability claims.

Our customers generally establish demanding specifications for quality, performance and reliability that our products must meet. Integrated circuits, or ICs, as complex as ours often encounter development delays and may contain undetected defects or failures when first introduced or after commencement of commercial shipments, which might require product replacement or recall. For example, in 2003 one of our low-dropout linear regulator products that we had been shipping for two years developed unacceptably high failure rates, which caused us to direct our engineering personnel from other priorities to redesign the product. If defects and failures occur in our products during the design phase or after, we could experience lost revenues, increased costs, including warranty expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, or product returns or discounts, any of which would harm our operating results. We cannot assure you that we will have sufficient resources, including any available insurance, to satisfy any asserted claims.

The nature of the design process requires us to incur expenses prior to earning revenues associated with those expenses, and we will have difficulty selling our products if system designers do not design our products into their electronic systems.

We devote significant time and resources in working with our customers’ system designers to understand their future needs and to provide products that we believe will meet those needs. If a customer’s system designer initially chooses a competitor’s product for a particular electronic system, it becomes significantly more difficult for us to sell our products for use in that electronic system because changing suppliers can involve significant cost, time, effort and risk for our customers.

We often incur significant expenditures in the development of a new product without any assurance that our customers’ system designers will select our product for use in their electronic systems. We often are required to anticipate which product designs will generate demand in advance of our customers expressly indicating a need for that particular design. In some cases, there is minimal or no demand for our products in our anticipated target applications. For example, in 2000, we created a USB hub protection device that we believed would be used in flat panel monitors; however, our customers’ products have not evolved as we expected, and consequently we have not generated significant customer demand for this product to date. Even if our products are selected by our customers’ system designers, a substantial period of time will elapse before we generate revenues related to the significant expenses we have incurred. The reasons for this delay generally include the following elements of our product sales and development cycle timeline and related influences:

•	our customers usually require a comprehensive technical evaluation of our products before they incorporate them into their electronic systems;

•	it can take up to 12 months from the time our products are selected to complete the design process;

•	it can take an additional nine to 12 months or longer to complete commercial introduction of the electronic systems that use our products, if they are introduced at all;

•	original equipment manufacturers typically limit the initial release of their electronic systems to evaluate performance and consumer demand; and

•	the development and commercial introduction of products incorporating new technology are frequently delayed.

We estimate that the overall sales and development cycle timeline of an average product is approximately 16 months.

Additionally, even if system designers use our products in their electronic systems, we cannot assure you that these systems will be commercially successful. As a result, we are unable to accurately forecast the volume and timing of our orders and revenues associated with any new product introductions.

Any increase in the manufacturing cost of our products could reduce our gross margins and operating profit.

The semiconductor business exhibits ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our products, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. For example, if we do not incorporate the partially fabricated wafers held for us by our suppliers into our products in a timely fashion, we may still become obligated to purchase these materials, which may reduce our gross margins. We do not have many long-term supply agreements with our manufacturing suppliers and, consequently, we may not be able to obtain price reductions or anticipate or prevent future price increases from our suppliers.

The average selling price of our products may decline, or a change in the mix of product orders may occur, either of which could reduce our gross margins.

During a power management product’s life, its selling price tends to decrease for a particular application. As a result, to maintain gross margins on our products, we must continue to identify new applications for our products, reduce manufacturing costs for our existing products and introduce new products. If we are unable to identify new, high gross margin applications for our existing products, reduce our production costs or sell new, high gross margin products, our gross margins will suffer. A sustained reduction in our gross margins could harm our future operating results, cash flow and financial condition, which could lead to a significant drop in the price of our common stock.

Because we receive a substantial portion of our revenues through distributors, their financial viability and ability to access the capital markets could impact our ability to continue to do business with them and could result in lower revenues, which could adversely affect our operating results and our customer relationships.

We obtain a portion of our revenues through sales to distributors located outside of North America who act as our fulfillment representatives. Sales to distributors accounted for 40%, 42% and 40% of our revenues for the nine months ended September 30, 2006, for fiscal years 2005 and 2004, respectively. In the normal course of their operation as fulfillment representatives, these distributors typically perform functions such as order scheduling, shipment coordination, inventory stocking, payment and collections and, when applicable, currency exchange between purchasers of our products and these distributors. Our distributors’ compensation for these functions is reflected in the price of the products we sell to these distributors. Many of our current distributors also serve as our sales representatives procuring orders for us to fill directly. If these distributors are unable to pay us in a timely manner or if we anticipate that they will not pay us, we may elect to withhold future shipments, which could adversely affect our operating results. For example, during the fourth quarter of 2004, a number of our distributors in China delayed payments to us, generally due to an unanticipated regional increase in restrictions on credit. As a result of these liquidity concerns, we limited our sales to these distributors, which adversely affected our revenues and operating results in the fourth quarter of 2004. If one of our distributors experiences severe financial difficulties, becomes insolvent or declares bankruptcy, we could lose product inventory held by that distributor and we could be required to write off the value of any receivables owed to us by that distributor. We could also be required to record bad debt expense in excess of our reserves. For example, in the first quarter of 2005, we noticed a slowing in the payment pattern of our largest distributor, EPCO Technology Co., Ltd. (“EPCO”), and it became apparent that EPCO had serious financial problems. As a result, we recorded a bad debt expense of $0.1 million in the fourth quarter of 2004. We have since ceased doing business with EPCO, from which we received approximately 7% of our revenues in 2004, and have engaged replacement distributors. In the future, we may not be successful in recognizing these indications or in finding replacement distributors in a timely manner, or at all, which could harm our operating results, cash flow and financial condition.

Our distributor arrangements often require us to accept product returns and to provide price protection and if we fail to properly estimate our product returns and price protection reserves, this may adversely impact our reported financial information

A substantial portion of our sales are made through third-party distribution arrangements, which include stock rotation rights that generally permit the return of up to 5%, and, in the case of one customer, 8% of the previous six months’ purchases. We generally accept these returns in the second and fourth quarter of each annual period. Our arrangements with our distributors typically also include price protection provisions if we reduce our list prices. We record estimated returns at the time of shipment, and we record reserves for price protection at the time we decide to reduce our list prices. In the future, we could receive returns or claims that are in excess of our estimates and reserves, which could harm our operating results.

Our distributor arrangements often require us to accept returns of unsold products if contractual arrangements with a distributor are terminated, which could harm our operating results or, if we fail to take steps, could harm our relationship with these distributors and lead to a loss of revenues

If our relationship with any of our distributors deteriorates or terminates, it could lead to a temporary or permanent loss of revenues until a replacement sales channel can be established to service the affected end-user customers, as well as inventory write-offs or accounts receivable write-offs. We may not be successful in finding suitable alternative distributors and this could adversely affect our ability to sell in certain locations or to certain end-user customers. We also may be obligated to repurchase unsold products from a distributor if we decide to terminate our relationship with that distributor.

We have a limited operating history, and we may have difficulty accurately predicting our future revenues for the purpose of appropriately budgeting and adjusting our expenses.

We were incorporated in 1997, commenced operations in 1998 and generated only nominal revenues prior to 2001. We did not become profitable until 2003. We therefore have only a short history from which to predict future revenues and an even shorter history of managing profitability. Our limited operating experience, a dynamic and rapidly evolving market in which we sell our products, our dependence on a limited number of customers, as well as numerous other factors beyond our control, impede our ability to forecast quarterly and annual revenues accurately. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could make it difficult for us to maintain profitability and could increase the volatility of the market price of our common stock.

As of December 31, 2005, we had a material weakness and significant deficiencies in our internal controls over financial reporting. If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately, which may cause investors to lose confidence in our reported financial information and have an adverse effect on the trading price of our common stock.

In connection with the annual audit of our consolidated financial statements for the year ended December 31, 2005, an error requiring an adjustment to correct our tax expense and deferred tax assets as a consequence of the intercompany transactions relating to the implementation of our international structure was identified by our independent registered public accounting firm. This adjustment, which was for an amount that was material to our consolidated financial statements, is evidence that our controls over the preparation and review of our income tax provision and related deferred tax accounts did not operate effectively as we transitioned to our current international structure. Due to the size of the adjustment, this constitutes a material weakness in our internal control over financial reporting. In addition, our independent registered public accounting firm identified errors requiring adjustments relating to our expensing of stock options granted to certain consultants and our valuation of our inventory held by our subcontractors, which constitute significant deficiencies in our internal control over financial reporting.

We have not completed our implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and as a result, our independent registered public accounting firm was not engaged to audit, nor has it audited, the effectiveness of our internal control over financial reporting. Accordingly, our independent registered public accounting firm has not rendered an opinion on our internal control over financial reporting. We have taken measures, including hiring an additional tax professional and also enhancing internal procedures to provide additional reviews of various tax accounts, that we believe will remediate these weaknesses in our internal controls. However, we cannot assure you that we have identified all, or that we will not in the future have or identify additional material weaknesses or significant deficiencies, or that our remedial measures will be sufficient to resolve any material weakness or significant deficiency. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in the implementation of improvements to our internal controls, could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act of 2002 for us beginning with our Annual Report on Form 10-K for the year ending December 31, 2006, which we will file in early 2007. The existence of a material weakness or a significant deficiency could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

Our current backlog may not be indicative of future sales.

Due to the nature of our business, in which order lead times may vary, and the fact that customers are generally allowed to reschedule or cancel orders on short notice, we believe that our backlog is not necessarily a good indicator of our future sales. Our quarterly revenues also depend on orders booked and shipped in that quarter. Because our lead times for the manufacturing of our products generally take six to ten weeks, we often must build in advance of orders. This exposes us to certain risks, most notably the possibility that expected sales will not occur, which may lead to excess inventory, and we may not be able to sell this inventory to other customers. In addition, we supply LG, our largest customer, through its central hub and we do not record backlog with respect to the products we ship to the hub. Therefore, our backlog may not be a reliable indicator of future sales.

If consumer demand for mobile consumer electronic devices declines, our revenues will decrease.

Our products are used primarily in the mobile consumer electronic devices market. For the foreseeable future, we expect to see the significant majority of our revenues continue to come from this market, especially in wireless handsets. If consumer demand for these products declines, our revenues will decrease. If we are unsuccessful in identifying alternative markets for our products in a timely manner, our operating results will suffer dramatically.

Substantially all of our customers and operations are located in Asia, which subjects us to additional risks, including regionalized economic influences, logistical complexity, political instability and currency fluctuations.

We conduct, and expect to continue to conduct, almost all of our business with companies that are located outside the United States. Based on ship-to locations, we derived approximately 99% of our revenues from customers outside of the United States in the nine months ended September 30, 2006 and 99% for fiscal years 2005, 2004 and 2003. Approximately 96%, 95%, and 94% of our revenues came from customers in Asia, particularly South Korea, Taiwan, China and Japan, in fiscal years 2005, 2004 and 2003, respectively. A vast majority of our contract manufacturing operations are located in South Korea, Taiwan, Malaysia and China. As a result of our international focus, we face several challenges, including:

•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	political and economic instability;

•	limited protection of our intellectual property;

•	unanticipated changes in local regulations, including tax regulations;

•	timing and availability of import and export licenses; and

•	foreign currency exchange fluctuations relating to our international operating activities.

We are also more susceptible to the regionalized economic impact of health crises. For example, we believe that our second quarter 2003 results of operations were significantly harmed by the Severe Acute Respiratory Syndrome, or SARS, epidemic experienced in Asia during that time, which reduced demand for our products by our customers in Asia. Because we anticipate that we will continue to rely heavily on foreign companies or U.S. companies operating in Asia for our future growth, the above risks and issues that we do not currently anticipate could adversely affect our ability to conduct business and our results of operations.

We outsource our wafer fabrication, testing, packaging, warehousing and shipping operations to third parties, and rely on these parties to produce and deliver our products according to requested demands in specification, quantity, cost and time.

We rely on third parties for substantially all of our manufacturing operations, including wafer fabrication, wafer probe, wafer thinning, assembly, final test, warehousing and shipping. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. Any problems with our manufacturing supply chain could adversely impact our ability to ship our products to our customers on time and in the quantity required, which in turn could cause an unanticipated decline in our sales and possibly damage our customer relationships.

Our products are manufactured at a limited number of locations. If we experience manufacturing problems at a particular location, we would be required to transfer manufacturing to a backup supplier. Converting or transferring manufacturing from a primary supplier to a backup fabrication facility could be expensive and could take as long as six to 12 months. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications. We do not seek to maintain sufficient inventory to address a lengthy transition period because we believe it is uneconomical to keep more than minimal inventory on hand. As a result, we may not be able to meet customer needs during such a transition, which could delay shipments, cause a production delay or stoppage for our customers, result in a decline in our sales and damage our customer relationships.

In addition, a significant portion of our sales is to customers that practice just-in-time order management from their suppliers, which gives us a very limited amount of time in which to process and complete these orders. As a result, delays in our production or shipping by the parties to whom we outsource these functions could reduce our sales, damage our customer relationships and damage our reputation in the marketplace, any of which could harm our business, results of operations and financial condition.

The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain specialized technical and management talent could impair our ability to grow our business.

The loss of services of one or more of our key personnel could seriously harm our business. In particular, our ability to define and design new products, gain new customers and grow our business depends on the continued contributions of Richard K. Williams, our President, Chief Executive Officer and Chief Technical Officer, as well as our senior level sales, operations, technology and engineering personnel. Our future growth will also depend significantly on our ability to recruit and retain qualified and talented managers and engineers, along with key manufacturing, quality, sales and marketing staff members. There remains intense competition for these individuals in our industry, especially those with power and analog semiconductor design and applications expertise. We cannot assure you we will be successful in finding, hiring and retaining these individuals. If we are unable to recruit and retain such talent, our product and technology development, manufacturing, marketing and sales efforts could be impaired.

We compete against companies with substantially greater financial and other resources, and our market share or gross margins may be reduced if we are unable to respond to competitive challenges effectively.

The analog, mixed-signal, or analog with digital, and power management semiconductor industry in which we operate is highly competitive and dynamic, and we expect it to remain so. Our ability to compete effectively depends on defining, designing and regularly introducing new products that meet or anticipate the power management needs of our customers’ next-generation products and applications. We compete with numerous domestic and international semiconductor companies, many of which have greater financial and other resources with which to pursue marketing, technology development, product design, manufacturing, quality, sales and distribution of their products.

We consider our primary competitors to be Maxim Integrated Products, Inc., Linear Technology Corporation, Texas Instruments Incorporated, Semtech Corporation and National Semiconductor Corporation. We expect continued competition from existing suppliers as well as from new entrants into the power management semiconductor market. Our ability to compete depends on a number of factors, including:

•	our success in identifying new and emerging markets, applications and technologies, and developing power management solutions for these markets;

•	our products’ performance and cost effectiveness relative to that of our competitors’ products;

•	our ability to deliver products in large volume on a timely basis at a competitive price;

•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	our ability to recruit application engineers and designers; and

•	our ability to protect our intellectual property.

We cannot assure you that our products will compete favorably or that we will be successful in the face of increasing competition from new products and enhancements introduced by our existing competitors or new companies entering this market.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs, reduce sales of our products and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. We have in the past received, and expect that in the future we may receive, communications from various industry participants alleging our infringement of their patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	incur significant legal expenses;

•	pay damages to the party claiming infringement;

•	redesign those products that contain the allegedly infringing intellectual property; and

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

We initiated a lawsuit against Linear Technology Corporation in February 2006 for unfair business practices, interference with existing and prospective customers and trade libel, as well as a declaration of patent invalidity and non-infringement. In this case, we are seeking to prevent Linear Technology from continuing a marketing campaign designed to disrupt our business relationships and sales by suggesting to our customers that our products infringe several U.S. patents owned by Linear Technology. As we informed Linear Technology in 2003 and 2004, and as discussed in our prior public filings, we believe that none of our products infringe the patents in question. However, whether or not we prevail in this lawsuit, we expect to incur significant legal expenses related to this case. If we are unsuccessful in this case, our business and our ability to compete in foreign markets could be harmed, and we could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on our revenues, financial condition, results of operations and cash flows.

In February 2006, in a related action, Linear Technology petitioned the United States International Trade Commission (USITC) requesting that the USITC initiate an examination to determine if certain of our products infringe certain patents owned by Linear Technology under Section 337 of the Tariff Act. The patents involved in this action are a subset of the patents involved in the lawsuit that we filed against Linear Technology. The accused products include charge pumps and switching regulators and are similar to the products involved in our lawsuit with Linear Technology. As with any litigated matter, we expect to incur expenses defending this action. Because the subject matter of this action is similar to the subject matter involved in our lawsuit with Linear Technology, we expect the costs associated with these two matters to be substantially less than the costs that would typically result from two unrelated matters. If we are unsuccessful in this case, our business and our ability to compete in foreign markets could be harmed, and we could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on our revenues, financial condition, results of operations and cash flows.

Uncertainty over the outcome of our litigation with Linear Technology may cause our customers or potential customers to elect not to include our products that are the subject of this litigation into the design of their systems. Once a customer’s system designer initially chooses a competitor’s product for a particular electronic system, it becomes significantly more difficult for us to sell our products for use in that electronic system, because changing suppliers can involve significant cost, time, effort and risk for our customers. As a result, our litigation with Linear Technology or any similar future litigation may reduce both our current and future revenues. We have incurred significant legal expenses to date and expect to incur additional legal expenses in connection with the resolution of the litigation.

Our failure to protect our intellectual property rights adequately could impair our ability to compete effectively or to defend ourselves from litigation, which could harm our business, financial condition and results of operations.

We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements to protect our proprietary technologies and know-how. While we have approximately 40 issued patents in the United States or foreign countries and a larger number of pending applications, the rights granted to us may not be meaningful or provide us with any commercial advantage. For example, these patents could be challenged or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. Our foreign patent protection is generally not as comprehensive as our U.S. patent protection and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products.

Monitoring unauthorized use of our intellectual property is difficult and costly. It is possible that unauthorized use of our intellectual property may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property. Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations, and could harm our business, results of operations and financial condition. We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

We do not expect to sustain our recent growth rate, and we may not be able to manage any future growth effectively.

We have experienced significant growth in a short period of time. Our revenues have increased from approximately $1.0 million in 2001 to $68.3 million in 2005. We do not expect to achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.

We have also grown from 110 employees on January 1, 2004 to 202 employees on September 30, 2006, with many located in regional and international offices. Our international growth may subject us to income and transaction taxes in the United States and in multiple foreign locations. Our future effective tax rates could be affected by changes in our U.S. and foreign tax estimates and liabilities, or changes in tax laws or the interpretation of such tax laws. If additional taxes are assessed against us, our operating results or financial condition could be materially affected.

Our expansion has placed a significant strain on our management, personnel, systems and resources. Any future expansion is likely to result in additional strain on our managerial infrastructure. To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively:

•	recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering, and applications engineering;

•	continue to implement and improve adequate administrative, financial and operational systems, procedures and controls; and

•	enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products, our introduction of derivative products may be delayed and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

Any acquisitions we make could disrupt our business, result in integration difficulties or fail to realize anticipated benefits, which could adversely affect our financial condition and operating results.

We may choose to acquire companies, technologies, assets and personnel that are complementary to our business, including for the purpose of expanding our new product design capacity, introducing new design, market or application skills or enhancing and expanding our existing product lines. For example, we have entered into an agreement to acquire Analog Power Semiconductor Corporation and related assets and personnel, primarily located in Shanghai, China. Acquisitions involve numerous risks, including the following:

•	difficulties in integrating the operations, systems, technologies, products and personnel of the acquired companies;

•	diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;

•	difficulties in entering markets in which we may have no or limited direct prior experience and where competitors may have stronger market positions;

•	the potential loss of key employees, customers, distributors, suppliers and other business partners of the companies we acquire following and continuing after announcement of acquisition plans;

•	improving and expanding our management information systems to accommodate expanded operations;

•	insufficient revenue to offset increased expenses associated with acquisitions; and

•	addressing unforeseen liabilities of acquired businesses.

Acquisitions may also cause us to:

•	issue capital stock that would dilute our current stockholders’ percentage ownership;

•	use a substantial portion of our cash resources or incur debt;

•	assume liabilities;

•	record goodwill or incur amortization expenses related to certain intangible assets; and

•	incur large and immediate write-offs and other related expenses.

Any of these factors could prevent us from realizing the anticipated benefits of an acquisition, and our failure to realize these benefits could adversely affect our business. In addition, we may not be successful in identifying future acquisition opportunities or in consummating any acquisitions that we may pursue on favorable terms, if at all. Any transactions that we complete may impair stockholder value or otherwise adversely affect our business and the market price of our stock. Failure to manage and successfully integrate acquisitions could materially harm our financial condition and operating results.

The cyclical nature of the semiconductor industry, which has historically demonstrated significant and prolonged downturns, could impact our operating results, financial condition and cash flows.

The semiconductor industry has historically exhibited cyclical behavior which at various times has included significant downturns in customer demand. These conditions have caused significant variations in product orders and production capacity utilization, as well as price erosion. Because a significant portion of our expenses is fixed in the near term or is incurred in advance of anticipated sales, we may not be able to decrease our expenses rapidly enough to offset any unanticipated shortfall in revenues. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition.

Our business may be adversely impacted if our end customers cannot obtain sufficient supplies of other components in their products to meet their production projections and target quantities.

Our power management products are used by our customers in conjunction with a number of other components such as digital integrated circuits, baseband processors, microcontrollers and digital signal processors. If for any reason our customers incur a shortage of any component, their ability to produce the forecasted quantity of their end product or model may be adversely affected and our product sales would decline until such shortage is remedied. Such a situation could harm our operating results, cash flow and financial condition.

We, our manufacturing suppliers and our end customers operate facilities located in regions subject to earthquakes and other natural disasters.

Our corporate headquarters in Sunnyvale, California, our operations office in Chupei, Taiwan, and the production facilities of one of our wafer fabrication suppliers and several of our assembly and test suppliers in Hsinchu and across Taiwan are located near seismically active regions and are subject to periodic earthquakes. We do not maintain earthquake insurance and our business could be damaged in the event of a major earthquake or other natural disaster.

In addition to risks in our operations from natural disasters, our customers are also subject to these risks. Any disaster impacting our customers could result in loss of orders, delay of business and temporary regional economic recessions. For example, we believe that our second quarter 2003 results of operations were significantly harmed by the SARS epidemic experienced in Asia during that time, which reduced demand for our products by our customers in Asia. The occurrence of any of these or other disasters could harm our business, financial condition and results of operations.

A failure of our information systems would adversely impact our ability to process orders for and manufacture products.

We operate a multinational business enterprise with manufacturing, administration and sales groups located in Asia, Europe and the United States. These disparate groups are connected by a virtual private network-based enterprise resource planning system, where daily manufacturing operations and order entry functions rely on maintaining a reliable network among locations. Any failure of our computer network or our enterprise resource planning system would impede our ability to schedule orders, monitor production work in process and ship and bill our finished goods to our customers.

A failure to maintain our international structure may adversely affect our tax rate, financial condition and operating results.

During 2005, we realigned certain areas of our operations in connection with the implementation of an international structure. This realignment required us to transfer certain functions previously handled in our Sunnyvale, California headquarters to offices in foreign jurisdictions, primarily Macau. If we fail to maintain our realigned operations, our operating results may be adversely affected. Additionally, our international structure results in an increased volume of transactions and accounting for those transactions may require us to increase our headcount either domestically or internationally. A failure to process those transactions in an accurate and timely manner could be indicative of a material weakness in our internal controls over financial reporting. Our international structure requires that we understand complex tax laws and regulations in various domestic and international jurisdictions. If we are unable to comply with domestic and international tax laws, our tax rate and our financial condition may be adversely impacted. Further, the domestic and international tax laws governing our structure are subject to change, which could adversely affect our operations and financial results.

The requirement that we expense employee stock options will significantly reduce our net income in future periods.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of operations. The accounting provisions of SFAS 123(R) became effective for our quarter beginning January 1, 2006. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. As a result of adopting SFAS 123(R), we will now have additional stock compensation expense associated with grants after April 4, 2005, the date of our initial filing of our registration statement in connection with our initial public offering, based on the grant date fair value. The ultimate amount of future stock compensation expense will depend upon the number of grants, the estimated grant date fair value, which depends upon significant assumptions including stock volatility and estimated term, the assumed forfeiture rate and the requisite service period for future grants. This expense has had a significant impact on our fiscal quarter ended September 30, 2006. We have recorded approximately $1.5 million and $4.4 million of stock based compensation expense under SFAS 123(R) for the three and nine months ended September 30, 2006 and recorded $0.5 million and $1.6 million of stock based compensation expense under APB 25 for the three and nine months ended September 30, 2005. We believe that this will continue to have a significant impact on our future operating results.

We have incurred and will continue to incur increased costs as a result of being a public company.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and The Nasdaq Global Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Because we have only recently become a public company and have a limited history with these types of expenses, we may not accurately estimate these expenses in our financial planning. In addition, our current and future financial results may be more difficult to compare to prior periods when we did not incur these types of expenses.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 is uncertain, and if we fail to comply with these standards in a timely manner, our business could be harmed and our stock price could decline.

We will be required to comply with the rules promulgated under Section 404 of the Sarbanes-Oxley Act of 2002 by December 31, 2006. We expect to incur additional expense as we implement policies and procedures and take other steps to comply with these rules, which require management to report on, and our independent registered public accounting firm to attest to, our internal controls. In addition, The Nasdaq Global Market, on which our common stock is listed, has adopted comprehensive rules and regulations relating to corporate governance. These laws, rules and regulations have increased and will continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices. Our efforts to comply with such laws, rules and regulations require a significant amount of management time and are costly. If we fail to comply in a timely manner with the requirements of Section 404 or other requirements, public perception of our internal controls could be damaged, causing our financial results to suffer and our stock price to decline.

THE OFFER

1.	Eligibility.

You are an “eligible optionholder” if you are a consultant or non-Section 16 employee of AnalogicTech or one of its subsidiaries and you remain employed by AnalogicTech through the date on which the exchanged options are cancelled.

To receive a new option, you must continue to be an eligible optionholder of AnalogicTech, or one of its subsidiaries or a successor entity through the new option grant date, which will be the same day as the cancellation date. If we do not extend the offer, the new option grant date will be January 17, 2007.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options that were granted between August 4, 2005 and September 1, 2006, that are held by eligible optionholders and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

You may pick and choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an eligible optionholder. Any such portion of an option grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible optionholder). However, the portion beneficially owned by the eligible optionholder may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible optionholder and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant.

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options that were granted prior to August 4, 2005 or after September 1, 2006 are not eligible for exchange in this offer.

For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.

Each new option will be subject to the terms of the stock option plan pursuant to which it is granted and to a new option agreement between you and AnalogicTech. New options granted with respect to exchanged options originally granted under the 2005 Equity Incentive Plan will be granted under the 2005 Equity Incentive Plan.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on January 17, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of the employees and consultants of AnalogicTech or its subsidiaries and better align their interests with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to motivate employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current fair market value of our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionholders with the opportunity to own options that over time may have a greater potential to increase in value.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A., along with any other required documents. Connie Pat must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on January 17, 2007, unless we extend the offer. Only responses that are complete, signed and actually received by Connie Pat by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Connie Pat by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be January 17, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between AnalogicTech and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on January 17, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 5:00 p.m., Pacific Time, on January 17, 2007, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Connie Pat either via facsimile at (408) 716-2539, via e-mail PDF to conniepat@analogictech.com or by hand at Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange the options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Connie Pat before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and it must list all of the options you wish to tender for exchange.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Connie Pat before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be January 17, 2007.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same day as the cancellation date. We expect the new option grant date to be January 17, 2007, although employees in France may have a later grant date due to French tax restrictions. Each new option will be granted subject to the terms of the 2005 Equity Incentive Plan, and will be subject to a new option agreement between you and AnalogicTech.

If, for any reason, you are no longer an eligible optionholder on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	an escalation of the war in Iraq and Afghanistan, or the commencement or continuation of another war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles such that the anticipated impact on our reported financial condition or financial results as a result of the offer would differ materially from the description below in Section 12 under the heading “Accounting consequences of the offer”;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, The Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to AnalogicTech.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

8.	Price range of common stock underlying options.

Our common stock is quoted on The Nasdaq Global Market under the symbol “AATI.” The following table shows, for the periods indicated, the range of high and low sales prices per share of our common stock as reported by The Nasdaq Global Market.

	High	Low
Year Ended December 31, 2005
Third Quarter (from August 4, 2005)	$13.90	$10.70
Fourth Quarter	$15.48	$9.70

Year Ending December 31, 2006
First Quarter	$15.75	$10.60
Second Quarter	$12.73	$9.51
Third Quarter	$10.48	$5.05
Fourth Quarter (through December 14, 2006)	$6.50	$4.90

On December 14, 2006, the last reported sale price of our common stock on The Nasdaq Global Market was $5.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding, unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be subject to the terms of the 2005 Equity Incentive Plan, and to a new stock option agreement between you and AnalogicTech. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options according to the exchange ratio described below.

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options granted before August 4, 2005 or after September 1, 2006 are not eligible for exchange in this offer.

If we receive and accept tenders from eligible optionholders of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 1,413,600 shares of our common stock, or approximately 3% of our fully-diluted capitalization.

General Terms of New Options.

New options will be granted under our 2005 Equity Incentive Plan. Each new option will be subject to the terms of the 2005 Equity Incentive Plan and to a new stock option agreement between you and AnalogicTech.

The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights.

New Vesting Schedule; Possible New Exercise Price.

Your new option will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter; and

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

The new options granted in exchange for your old options will be nonstatutory stock options for United States tax purposes.

The following description summarizes the material terms of our 2005 Equity Incentive Plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, copies of which may be obtained by contacting Deborah Haynes or Connie Pat. (See Section 10)

2005 Equity Incentive Plan.

The 2005 Equity Incentive Plan was adopted by our board of directors and approved by our stockholders in May 2005. The 2005 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to employees of AnalogicTech and its subsidiaries, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants of AnalogicTech and its subsidiaries.

As of December 14, 2006, a total of 6,297,372 shares of our common stock were authorized for issuance under the 2005 Equity Incentive Plan. As of December 14, 2006, options to purchase 7,306,615 shares of common stock were outstanding and 2,456,561 shares were available for future grant under this plan.

The 2005 Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a different exercise price.

The administrator determines the exercise price of options granted under our 2005 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as the administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2005 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance units and performance shares may be granted under our 2005 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if vesting criteria established by the administrator are satisfied or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial dollar value as the administrator establishes prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Unless the administrator provides otherwise, our 2005 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2005 Equity Incentive Plan will provide that in the event of our “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The award will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

Our 2005 Equity Incentive Plan will automatically terminate in 2015, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2005 Equity Incentive Plan provided such action does not impair the rights of any participant.

For employees in France, options are granted under a special French Schedule to the 2005 Equity Incentive Plan which was adopted by the Board of Directors of AnalogicTech. The terms of this French Schedule are noted on Schedule C hereto.

Term of Options.

Each grant of new options granted pursuant to this offer will expire a maximum of ten years from the date of grant of the new options; provided that, in any event, each new option will expire earlier upon the termination of the optionholder’s status as an employee, consultant or director to AnalogicTech or one of its subsidiaries.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are no longer an employee or consultant of AnalogicTech or one of its subsidiaries on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options. Unless expressly provided by any written agreement, your employment with AnalogicTech or one of its subsidiaries will remain “at will” and can be terminated by you or us at any time.

Exercise Price.

Generally, the administrator determines the exercise price at the time the option is granted. The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. Your new option will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter; and

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Employees in China must exercise the new option solely means of a cashless sell-all exercise, due to certain legal restrictions in China.

Transferability of Options.

New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. In addition, Section C discusses the tax and social insurance consequences if you are subject to income tax and social insurance contributions outside the U.S. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning AnalogicTech.

We are a supplier of power management semiconductors for mobile consumer electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, digital cameras and personal media players. We focus our design and marketing efforts on the application-specific power management needs of consumer, communications and computing applications in these rapidly evolving devices. Through our Total Power Management approach, we offer a broad range of products that support multiple applications, features and services across a diverse set of mobile consumer electronic devices. We sell directly to original equipment manufacturers, or OEMs, including LG Electronics, Inc., Samsung Electronics Co., Ltd., Motorola, Inc., Sagem SA, Innertech and Pantech & Curitel Communications, Inc. We sell through distributors and original design manufacturers, or ODMs, to other system designers, including Hewlett-Packard Company, Dell Inc., Texas Instruments Incorporated, HTC Corporation and Compal Electronics, Inc.

We were incorporated in 1997 and commenced operations in 1998. From 1998 to 2000, we were primarily involved in developing our technology, recruiting personnel and raising capital. Since 2001, we have focused on delivering products for what we believe to be large and high-growth market opportunities. However, we operate in the semiconductor industry, which is cyclical and has experienced significant fluctuations, and our revenues are impacted by these broad industry trends. We operate as a fabless semiconductor company, working with third parties to manufacture and assemble our integrated circuits, or ICs, rather than manufacturing them ourselves. This business model has enabled us to reduce our capital expenditures and fixed costs, while focusing our engineering and design resources on our core strengths. We believe this model also reduces the impact on our business of seasonality, cyclicality and fluctuations in demand.

Our principal executive offices are located at 830 East Arques Avenue, Sunnyvale, California 94085 U.S.A. and our telephone number is (408) 737-4600.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to:

Connie Pat Advanced Analogic Technologies Incorporated 830 East Arques Avenue Sunnyvale, California 94085 (408) 737-4629

11.	Interests of directors and executive officers; transactions and arrangements.

The table below sets forth the number of stock options eligible for exchange pursuant to this offer held by each of our executive officers and directors and the percentage such options represent of all options eligible for exchange pursuant to this offer.

Name	Position	Number of Shares Covered by Eligible Options	Percentage of Total Eligible Options
Richard K. Williams	President, Chief Executive Officer, Chief Technical Officer and Director	0	—
Brian R. McDonald	Chief Financial Officer, Vice President of Worldwide Finance and Secretary	0	—
Dr. Jun-Wei Chen	Vice President of Technology	0	—
Kevin P. D’Angelo	Vice President of Engineering	0	—
Allen K. Lam	Vice President of Worldwide Operations	0	—
Samuel J. Anderson	Chairman of the Board of Directors	0	—
Kenneth P. Lawler	Director	0	—
Jaff Lin	Director	0	—
Thomas Weatherford	Director	0	—

Executive officers and directors as a group		0	0%

In the 60 days prior to and including December 15, 2006, our directors and executive officers had no transactions related to the purchase and sale of our common stock other than the sale of 68,125 shares of common stock in an open market sale and the sale of 31,500 shares of common stock pursuant to Rule 10b5-1 trading plans.

Except as described above and grants of stock options to employees who are not directors or executive officers, there have been no transactions in our common stock or in options to purchase our common stock that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, or affiliate of AnalogicTech. In addition, except as otherwise described above and other than restricted stock awards and outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the 2005 Equity Incentive Plan, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, while our executive officers are not eligible to participate in this option exchange, these individuals and many employees eligible to participate in the option exchange received annual stock option grants in November 2006, and our non-employee directors receive annual stock option grants for their continued service as members of the board of directors.

12.	Status of options tendered in the offer; accounting consequences of the offer.

Options tendered for exchange and accepted by us pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants under the 2005 Equity Incentive Plan. Once your options have been canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance in connection with the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible participants under the 2005 Equity Incentive Plan.

As a result of our decision to make this offer to our eligible optionholders, all new options granted in association with this offer, as well as all eligible options that are not tendered in this offer and accepted for replacement, will be treated for financial reporting purposes as variable awards under currently effective accounting rules. This means that we will be required to record non-cash stock compensation charges or credits reflecting any increases and decreases in the price of AnalogicTech’s common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we will record. Under the current rules, we will have to continue to reflect the impact of increases and decreases in the price of AnalogicTech’s common stock in AnalogicTech’s statement of operations until the options are exercised, forfeited or terminated. The new options will have a maximum term of ten years from the grant date of the new options, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment. Options which were eligible but not tendered in this offer and accepted for replacement will retain their original term, which is generally ten years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Optionholders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

The new options granted in exchange for your old options will be nonstatutory stock options for purposes of the U.S. Internal Revenue Code.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Nonstatutory Stock Options.

Under current law, an optionholder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Material non-U.S. tax consequences.

The following is a general summary of the material non-U.S. tax and social insurance consequences of the exchange of options pursuant to the offer for those employees subject to tax and social insurance contributions outside the United States. The tax and social insurance laws are complex and change frequently and occasionally on a retroactive basis. As a result, the information contained in this offer may be out of date at the time you receive new options or sell any shares of AnalogicTech common stock that you acquire. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

Tax effects for tax residents of China.

If you participate in the offer and are subject to tax in China, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange or on the grant of the new options. Due to legal restrictions in China, you will be required to exercise your new option solely by means of a cashless sell-all exercise. You will have taxable income when you exercise your new options, at which time your employer will also generally have a tax and social insurance withholding obligation.

Tax effects for tax residents of France.

If you participate in the offer and are subject to tax in France, you likely will not be required under current law to recognize income for income tax or social security purposes at the time of the exchange or on the grant of the new options. Please note that your eligible options may have been granted under a favorable tax and social security regime. If you decide to participate in the exchange, the benefits of this favorable tax and social security regime will be lost. The new options will be granted under a favorable tax and social security regime and will be subject to a four-year restriction between the grant date and the date the shares are sold. You will not recognize income or social security obligations at the time the new options are exercised. However, you will have taxable income when you sell the shares acquired upon the exercise of the new option. Your tax rate upon the sale of the shares will depend upon the length of time between the acquisition and sale of the shares.

Tax effects for tax residents of Hong Kong.

If you participate in the offer and are subject to tax in Hong Kong, you likely will not be required under current law to recognize income for income tax or Mandatory Provident Fund contribution purposes at the time of the exchange or on the grant of the new options. However, you will have taxable income when you exercise your new options, at which time your employer will also generally have a tax reporting obligation. The income will not be subject to Mandatory Provident Fund contributions. You must report the income on your tax return and pay any tax liability in relation to the exercise of the new options. You will not have taxable income when you sell the shares acquired upon the exercise of the new option.

Tax effects for tax residents of Japan.

If you participate in the offer and are subject to tax in Japan, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options, although the tax laws are uncertain. However, you likely will have taxable income when you exercise your new options. It is unlikely that the income will be subject to social insurance contributions. You must report the income on your tax return and pay any tax liability in relation to the exchange or the exercise of the new options. You will also have taxable income when you sell the shares acquired upon the exercise of the new option.

Tax effects of restricted stock units for tax residents of Korea.

If you participate in the offer and are subject to tax in Korea, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options. However, you will have taxable income when you exercise your new options, at which time your employer may also have a tax and social insurance withholding obligation. You may also have taxable income when you sell the shares acquired upon the exercise of the new option.

Tax effects for tax residents of Macau.

If you participate in the offer and are subject to tax in Macau, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options. Further, you will not have taxable income when you exercise your new options or when you sell the shares acquired upon the exercise of the new option.

Tax effects for tax residents of Taiwan.

If you participate in the offer and are subject to tax in Taiwan, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange or on the grant of the new options. However, you generally will have taxable income when you exercise your new options and your employer will also have a tax reporting obligation. You will not be subject to social insurance contributions on the income. You must report the income on your tax return and pay any tax liability in relation to the exercise of the new options. You may also have taxable income when you sell the shares acquired upon the exercise of the new option.

We recommend that you consult your own tax advisor with respect to the tax and social insurance consequences of participating in the offer.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will notify you by e-mail or other means no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible optionholders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Forward-looking statements.

This offer and the documents incorporated by reference herein include forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words including, but not limited to, “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “is designed to” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding our expenses, sales and operations;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	our ability to anticipate the future needs of our customers;

•	our plans for future products and enhancements of existing products;

•	our growth strategy elements;

•	our increase headcount as we expand our operations;

•	our intellectual property;

•	our anticipated trends and challenges in the markets in which we operate; and

•	our ability to attract customers.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.

19.	Additional information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer is a part. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether to tender your options:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2005, filed March 8, 2006;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed May 11, 2006, August 4, 2006, and October 31, 2006, respectively;

(3) Our Current Reports on Form 8-K filed on September 7, 2006, November 3, 2006 and December 6, 2006;

(4) Our definitive proxy materials for our Special Meeting of Shareholders held on June 29, 2006, filed on April 28, 2006; and

(5) Our Registration Statements on Form S-8 filed August 8, 2005 and May 15, 2006.

These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 or on the Internet at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Advanced Analogic Technologies Incorporated

Attention: Connie Pat

830 East Arques Avenue

Sunnyvale, California 94085

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recent document. The information contained in this offer about AnalogicTech should be read together with the information contained in the documents to which we have referred you.

20.	Financial statements.

Attached as Schedule B to this offer are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2005, filed with the SEC on March 8, 2006 and our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2006, filed with the SEC on October 31, 2006.

More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer.

We had a book value per share of $5.14 as of December 14, 2006.

21.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the optionholders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Advanced Analogic Technologies Incorporated
December 15, 2006

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

The executive officers and directors of Advanced Analogic Technologies Incorporated and their positions and offices as of December 14, 2006, are set forth in the following table:

Name	Position and Offices Held
Richard K. Williams	President, Chief Executive Officer, Chief Technical Officer and Director
Brian R. McDonald	Chief Financial Officer, Vice President of Worldwide Finance and Secretary
Dr. Jun-Wei Chen	Vice President of Technology
Kevin P. D’Angelo	Vice President of Engineering
Allen K. Lam	Vice President of Worldwide Operations
Samuel J. Anderson	Chairman of the Board of Directors
Kenneth P. Lawler	Director
Jaff Lin	Director
Thomas Weatherford	Director

The address of each executive officer and director is: c/o Advanced Analogic Technologies Incorporated, 830 East Arques Avenue, Sunnyvale, California 94085.

None of our executive officers or directors are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS OF ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and par value)

	September 30, 2006	December 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$82,209	$124,377
Short-term investments	43,523	—

Total cash, cash equivalents and short-term investments	125,732	124,377
Accounts receivable, net of allowances of $1,521 in 2006 and $1,031 in 2005	12,573	10,496
Inventories, net	9,295	6,561
Prepaid expenses and other current assets	1,838	1,656
Deferred income tax assets—current	5,369	3,780

Total current assets	154,807	146,870
Property and equipment, net	2,281	2,257
Deferred income tax assets—noncurrent	1,812	1,812
Other assets	1,804	384

TOTAL ASSETS	$160,704	$151,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,922	$5,196
Accrued liabilities	5,969	4,738
Income tax payable	663	963

Total current liabilities	12,554	10,897
Other long term liabilities	8	24

Total liabilities	12,562	10,921

STOCKHOLDERS’ EQUITY:
Preferred stock 5,000,000 shares authorized	—	—
Common stock, $0.001 par value—100,000,000 shares authorized; 43,974,710 and 43,165,933 shares issued and outstanding in 2006 and 2005	44	43
Additional paid-in capital	160,367	155,002
Deferred stock compensation	(3,603)	(5,444)
Accumulated other comprehensive loss	(467)	(501)
Accumulated deficit	(8,199)	(8,698)

Total stockholders’ equity	148,142	140,402

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$160,704	$151,323

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amount)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
NET SALES	$20,103	$17,964	$60,210	$46,711
Cost of revenues (including stock-based compensation of $46 and $193 for the three and nine months ended September 30, 2006; $28 and $84 for the three and nine months ended September 30, 2005)	9,100	7,152	24,986	18,804

GROSS PROFIT	11,003	10,812	35,224	27,907

OPERATING EXPENSES:
Research and development (including stock-based compensation of $618 and $1,799 for the three and nine months ended September 30, 2006; $196 and $588 for the three and nine months ended September, 2005)	5,371	5,277	17,214	14,210
Sales, general and adminstrative (including stock-based compensation of $825 and $2,391 for the three and nine months ended September, 2006; $352 and $1,084 for the three and nine months ended september, 2005)	5,187	4,906	16,200	12,749
Patent litigation	3,490	8	5,247	13

Total operating expenses	14,048	10,191	38,661	26,972

INCOME (LOSS) FROM OPERATIONS	(3,045)	621	(3,437)	935

INTEREST AND INVESTMENT INCOME	1,594	650	4,248	870

INCOME (LOSS) BEFORE INCOME TAXES	(1,451)	1,271	811	1,805
PROVISION FOR INCOME TAXES	—	1,029	312	1,462

NET INCOME (LOSS)	$(1,451)	$242	$499	$343

NET INCOME (LOSS) PER SHARE:
Basic	$(0.03)	$0.01	$0.01	$0.03
Diluted	$(0.03)	$0.01	$0.01	$0.01

WEIGHTED AVERAGE SHARES USED IN NET INCOME (LOSS) PER SHARE CALCULATION:
Basic	43,624	27,683	43,330	13,650
Diluted	43,624	42,242	46,819	37,868

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$499	$343
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,222	1,229
Stock-based compensation	4,383	1,756
Provision for doubtful accounts	(306)	298
Tax benefit from employee equity incentive plans	1,727	—
Excess tax benefit from employee equity incentive plans	(693)	—
Loss on sales of plant, property and equipment	28	—
Changes in operating assets and liabilities:
Accounts receivable	(1,771)	(8,893)
Inventory	(2,708)	450
Prepaid expenses and other current assets	(213)	(1,140)
Other assets	(514)	7
Deferred income taxes—current	(1,589)	756
Accounts payable	721	2,792
Accrued expenses	1,208	1,378
Other long term liabilities	(9)	—
Income taxes payable	(300)	622

Net cash provided by (used in) operating activities	1,685	(402)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,092)	(969)
Purchases of short-term investments	(48,949)	—
Purchases of long-term investments	(900)	—
Proceeds sales and maturities of short-term investments	5,450	—

Net cash used in investing activities	(45,491)	(969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from intial public offering, net of commissions and offering expenses	(5)	96,669
Proceeds from exercise of common stock options and common stock warrants	942	315
Excess tax benefit from employee equity incentive plans	693	—
Principal payments on capital lease obligations	(23)	(26)

Net cash provided by financing activities	1,607	96,958

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	31	(82)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(42,168)	95,505
CASH AND CASH EQUIVALENTS—Beginning of period	124,377	21,705

CASH AND CASH EQUIVALENTS—End of period	$82,209	$117,210

NONCASH INVESTING AND FINANCING ACTIVITIES:
Vesting of restricted common stock	$136	$138

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Increases in accounts payable and accrued liabilities related to fixed asset purchases	$166	$—
Fixed assets acquired under capital leases	$15	$—
Cash paid for interest	$7	$4
Cash paid for income taxes	$481	$118

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRESENTATION

Advanced Analogic Technologies Incorporated’s (the “Company’s”) accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in accordance with these rules and regulations. The information in this report should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K filed with the SEC on March 8, 2006.

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or for any other future period. The consolidated balance sheet as of December 31, 2005 is derived from the audited consolidated financial statements as of and for the year then ended.

Cash Equivalents

Cash equivalents are highly liquid investments purchased with original maturities of 90 days or less at the time of purchase. Investments with maturities of over 90 days at the time of purchase are classified as short-term investments.

Investments

The Company accounts for its investment instruments in accordance with Statement of Financial Accounting Standards No. 115 (“SFAS 115”), “Accounting for Certain Investments in Debt and Equity Securities.” At September 30, 2006, the Company had investments in short-term debt instruments which were classified as available-for-sale under SFAS 115. Short-term investments consist primarily of high grade debt securities with a maturity of greater than 90 days when purchased. The Company classifies investments with maturities greater than one year as short-term investment as it considers all investments as a potential source of operating cash regardless of maturity date. The Company’s debt securities are carried at fair market value with the related unrealized gains and losses included in accumulated other comprehensive income, which is a separate component of stockholders’ equity. The cost of securities sold is based on specific identification method. Interest earned on securities is included in “Interest and Investment Income” in the Consolidated Statements of Operations. The fair value of investments is determined using quoted market prices for those securities. The unrealized gains and losses attributable to these investments are related to market value fluctuations. If these investments are not sold, the Company will receive the full value of the principle investment once the securities mature.

In addition to debt securities, a portion of the Company’s investment portfolio consists of a private equity investment in a non-publicly traded company. The Company has classified this investment as long-term other assets. This investment is carried at cost and evaluated for other than temporary impairment at each reporting period.

2. STOCK BASED COMPENSATION

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”) based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the three and nine months ended September 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R). The Company accounts for stock-based awards to nonemployees in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18. Stock-based compensation expense recognized for the three and nine months ended September 30, 2006 was $1.5 million and $4.4 million, which consisted of pretax stock-based compensation expense related to employee and consultant stock options.

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods for establishing the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. The portion of stock-based compensation expenses related to options granted prior to April 4, 2005, (the date of our initial filing of a registration statement for our eventual initial public offering (“IPO”), which is the date we are considered a public company under SFAS 123(R)) which were previously recorded under the provisions of APB 25, continue to be amortized over the respective vesting period and do not include an estimated forfeiture rate. The actual forfeitures of these options are recorded as they occur. These options granted prior to April 4, 2005 have been valued using the intrinsic value method and as of September 30, 2006, the remaining unamortized portion of the deferred stock based compensation relating to these options is $3.6 million. Option awards granted after April 4, 2005 and before January 1, 2006 were based on grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. The fair value of these options was previously calculated using the Black-Scholes option pricing model and, under SFAS 123(R), is adjusted for an estimated forfeiture rate and amortized over the vesting period. Option awards granted subsequent to our adoption of SFAS 123(R) on January 1, 2006 are recorded as stock based compensation expense under the fair value method as prescribed by SFAS 123(R). The grant date fair value of these options was also calculated by using the Black-Scholes option pricing model.

Compensation expense for all share-based payment awards continues to be recognized using the straight-line single-option method. Stock-based compensation expenses recognized in the Consolidated Statement of Operations for the three and nine months ended September 30, 2006, excluding amounts related to options granted prior to April 4, 2005, are based on awards that ultimately are expected to vest and have been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred. The cumulative effect of a change in accounting principle as a result of our adoption of SFAS 123(R) was not significant.

The following table summarizes stock-based compensation expense related to employee stock options under SFAS 123(R), including the amortization of the intrinsic value under APB 25 for pre-April 4, 2005 options, for the three and nine months ended September 30, 2006, and stock-based compensation expense related to employee stock options under APB 25, for the three and nine months ended September 30, 2005, which was allocated as follows:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cost of sales	$46	28	$193	$84
Research and development	618	196	1,799	588
Sales, general and marketing	825	352	2,391	1,084
Related tax effect	(9)	—	(170)	—

Total stock-based compensation expense	$1,480	576	$4,213	$1,756

For options granted subsequent to January 1, 2006, the Company used its historical stock price after its IPO on August 8, 2006 and the historical stock prices of an industry peer group for periods prior to the Company’s IPO for purposes of calculating volatility. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.The expected life of employee stock options was estimated to be approximately 6.25 years, which is determined in accordance with SAB 107. The following table includes the weighted average assumptions utilized for purposes of calculating the valuation of the Company’s stock option grants for the three and nine months ended September 30, 2006.

September 30, 2006	Three Months Ended	Nine Months Ended
Volatility	55%	57%
Expected option term	6.25	6.25
Expected dividend yield	0%	0%
Risk free interest rate	4.84%	4.77%

Prior to the adoption of SFAS 123(R), the Company accounted for all stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, $0.5 million and $1.6 million in stock-based compensation expense had been recognized in the Company’s Consolidated Statement of Operations for the three and nine months ended September 30, 2005. Stock based compensation attributable to non-employee stock grants were none and $0.2 million for the three and nine months ended September 30, 2005.

3. NET INCOME (LOSS) PER SHARE

The Company calculates net income per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS No. 128”). Under SFAS No. 128, basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the reporting period excluding shares subject to repurchase. Diluted net income per common share reflects the effects of potentially dilutive securities, which consist of convertible preferred stock and common stock options and warrants, common stock subject to repurchase and preferred stock warrants. Basic and diluted net loss per share are the same for the three months ended September 30, 2006 due to the Company’s net loss for that period. A reconciliation of shares used in the calculation of basic and diluted net income (loss) per share is as follows:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Weighted average common shares outstanding	43,940	28,432	43,708	14,494
Weighted average shares subject to repurchase	(316)	(749)	(378)	(844)

Shares used to calculate basic net income (loss) per share	43,624	27,683	43,330	13,650

Effect of dilutive securities:
Common and preferred stock warrants	—	31	43	86
Convertible preferred stock	—	10,162	—	19,756
Common stock options	—	3,615	3,068	3,532
Weighted average shares subject to repurchase	—	749	378	844
Employee stock purchase plan	—	2	—	—

Dilutive potential common stock	—	14,559	3,489	24,218

Weighted average common shares outstanding, assuming dilution	43,624	42,242	46,819	37,868

4. OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income includes charges or credits to equity that are not the result of transactions with owners. The components of comprehensive income (loss), net of tax, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
Net income (loss)	(1,451)	242	499	343
Changes in unrealized gains on investments	34	—	24	—
Foreign currency translation adjustment	2	(43)	10	(82)

Total	$(1,415)	$199	$533	$261

5. DETAILS OF CERTAIN BALANCE SHEET COMPONENTS

(in thousands)	September 30, 2006	December 31, 2005
Inventories, net
Raw materials	$3,203	$1,311
Work in process	1,776	2,010
Finished goods	4,316	3,240

Total inventories	$9,295	$6,561

Property and equipment, net
Computers and software	$3,548	$3,082
Office and test equipment	3,427	2,886
Leasehold improvements	580	529

	7,555	6,497
Accumulated depreciation and amortization	(5,274)	(4,240)

Total property and equipment, net	$2,281	$2,257

Accrued liabilities
Accrued payroll and benefits	$2,182	$3,119
Accrued legal expenses	1,272	29
Accrued payables and other	2,515	1,590

Total accrued liabilities	$5,969	$4,738

6. SEGMENT INFORMATION

As defined by the requirements of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the Company operates in one reportable segment: the design, development, marketing and sale of power management semiconductor products and solutions for the communications, computing and consumer portable and personal electronics marketplace. The Company’s chief operating decision maker is its chief executive officer. The following is a summary of revenues by geographic region based on the location to which the product is shipped:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
South Korea	$11,329	$11,380	$35,318	$28,380
Taiwan	4,321	3,342	12,197	9,380
China	3,112	2,000	8,148	5,922
Europe	797	545	2,576	1,354
Japan	192	552	947	1,219
North America (principally United States)	352	145	1,024	456

Total	$20,103	$17,964	$60,210	$46,711

The following is a summary of revenue by product type:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
(dollars in thousands)	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
TPM IC *	$16,429	82%	$13,384	74%	$48,315	80%	$34,633	74%
ASPM **	3,628	18	4,460	25	11,837	20	11,704	25
Other ***	46	0	120	1	58	0	374	1

Total	$20,103	100%	$17,964	100%	$60,210	100%	$46,711	100%

*	Total Power Management Integrated Circuit
**	Application Specific Power Metal Oxide Semiconductor Field Effect Transistor
***	Other consists of primarily Discrete Metal Oxide Semiconductor Field Effect Transistor and non recurring engineering revenue

The following is a summary of long-lived assets by geographic region:

(in thousands)	September 30, 2006	December 31, 2005
Country
United States	$3,111	$1,617
Taiwan	391	396
Hong Kong	96	107
South Korea	166	197
China	193	167
Japan	90	101
Macau	29	46
Sweden	8	8
United Kingdom	1	2

Total	$4,085	$2,641

The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of accounts receivable or net revenue:

	Accounts Receivable as of		Net Revenue Three Months Ended September 30,		Net Revenue Nine Months Ended September 30,
Customer	September 30, 2006	December 31, 2005
			2006	2005	2006	2005
A	24%	32%	27%	42%	29%	39%
B	13	15	—	—	—	11
C	—	13	—	—	—	—
D	12	—	11	—	12	—
E	12	—	12	—	—	—

7. RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to opening retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

8. INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under this method, the Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of our assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. The Company expects the effective tax rate for 2006 to be higher than that estimated during the six months ended June 30, 2006 primarily due to the decrease in the estimate of net income for the fiscal year 2006. This increase was partially offset by tax benefits realized through the adoption of SFAS No. 123(R). The Company adopted SFAS No. 123(R) as of January 1, 2006, and, as a result, incurred significant stock-based compensation expense, most of which related to incentive stock options for which no corresponding tax benefit is recognized unless a disqualifying disposition occurs. Disqualifying dispositions result in a reduction of income tax expense in the quarter when the disqualifying disposition occurs in an amount equal to the tax benefit relating to previously expensed stock compensation. Tax benefits related to tax deductions in excess of previously expensed stock compensation are recorded as an addition to paid-in-capital. During the three and nine months ended September 30, 2006, tax expense was reduced by approximately $9,000 and $170,000 respectively, as a result of disqualifying dispositions.

The percentage tax rate reflected in our results of operations is based on an estimate of net income for the fiscal year 2006 that we make at the end of each quarter. At September 30, 2006, without tax benefits realized through disqualifying dispositions during the nine months ended September 30, 2006, our full year estimate of the 2006 effective tax rate was approximately 59%. However, with tax benefits realized through disqualifying dispositions for nine months ended September 30, 2006, the effective tax rate was approximately 38%.

9. LEGAL PROCEEDINGS

In May 2003, the Company received a letter from Linear Technology Corporation (“Linear Technology”) alleging that certain of its charge pump products infringed United States Patent No. 6,411,531 owned by Linear Technology. In August 2004, the Company received a letter from Linear Technology alleging that certain of its switching regulator products infringed United States Patent Nos. 5,481,178, 6,304,066 and 6,580,258. In response to these letters, the Company contacted Linear Technology to convey in good faith the belief that it does not infringe the patents in question. Subsequently, the Company became aware of a marketing campaign conducted by Linear Technology in which they sought to disrupt the Company’s business relationships and sales by suggesting to the Company’s customers that its products infringe the same U.S. patents mentioned in their two letters to the Company. As a result, in February 2006, the Company initiated a lawsuit against Linear Technology for unfair business practices, interference with existing and prospective customers and trade libel, as well as a declaration of patent invalidity and non-infringement. This case is currently stayed pending the outcome of the United States International Trade Commission (“USITC”) investigation described in the following paragraph.

In March 2006, the USITC responded to a petition filed by Linear Technology by initiating an examination to determine if certain of the Company’s products infringe certain patents owned by Linear Technology pursuant to Section 337 of the Tariff Act. The accused products include charge pumps and switching regulators and are similar to the products involved in the Company’s lawsuit with Linear Technology. The Company believes that none of its products infringe the Linear Technology patents in question. However, whether or not the Company prevails in this investigation, the Company expects to incur significant legal expenses. Because the subject matter of this action is similar to the subject matter involved in the Company’s lawsuit with Linear Technology, the Company expects costs associated with these two matters to be substantially less than the costs that would typically result from two unrelated matters. If the Company is unsuccessful in this case, its business and ability to compete in foreign markets could be harmed, and it could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on the Company’s revenues, financial condition, results of operations and cash flows.

In July 2006, the Company and Siliconix settled the on-going patent litigation initiated by Siliconix against the Company concerning Siliconix’s United States Patents. Under the terms of the settlement, the Company and Siliconix agreed to dismiss all claims and counterclaims in the litigation. Both the Company and Siliconix will continue marketing their respective trench DMOS product lines. The settlement had no material impact on the Company’s financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Advanced Analogic Technologies Incorporated

Sunnyvale, CA

We have audited the accompanying consolidated balance sheets of Advanced Analogic Technologies Incorporated and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advanced Analogic Technologies Incorporated and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

March 3, 2006

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$124,377	$21,705
Accounts receivable, net of allowances of $1,031 in 2005 and $460 in 2004	10,496	3,405
Inventories	6,561	6,878
Prepaid expenses and other current assets	1,656	727
Deferred income taxes	3,780	8,113

Total current assets	146,870	40,828
PROPERTY AND EQUIPMENT—NET	2,257	2,700
OTHER ASSETS	384	396
DEFERRED INCOME TAXES	1,812	1,065

TOTAL ASSETS	$151,323	$44,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,196	$2,936
Accrued liabilities	4,738	2,478
Income tax payable	963	595
Current portion of capital lease obligations	—	27

Total current liabilities	10,897	6,036
Other long term liabilities	24	—

Total liabilities	10,921	6,036

COMMITMENTS (NOTE 6)

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, Series A, $0.001 par value—none and 3,140,100 shares authorized in 2005 and 2004; none and 1,570,050 shares designated and outstanding in 2005 and 2004	—	2
Convertible preferred stock, Series B, $0.001 par value—none and 7,799,856 shares authorized in 2005 and 2004; none and 3,899,929 shares designated and outstanding in 2005 and 2004	—	4
Convertible preferred stock, Series C, $0.001 par value—none and 5,689,500 shares authorized in 2005 and 2004; none and 2,844,750 shares designated and outstanding in 2005 and 2004	—	3
Convertible preferred stock, Series D, $0.001 par value—none and 19,645,000 shares authorized in 2005 and 2004; none and 8,844,591 shares designated and outstanding in 2005 and 2004	—	9
Convertible preferred stock, Series E, $0.001 par value—none and 14,666,517 shares authorized in 2005 and 2004; none and 7,291,313 shares designated and outstanding in 2005 and 2004	—	7
Convertible preferred stock 5,000,000 authorized in 2005 and none in 2004	—	—
Common stock, $0.001 par value—100,000,000 and 121,666,517 shares authorized in 2005 and 2004; 43,165,933 and 7,118,581 shares issued and outstanding in 2005 and 2004	43	7
Additional paid-in capital	155,002	57,012
Deferred stock compensation	(5,444)	(6,892)
Accumulated other comprehensive loss	(501)	(416)
Accumulated deficit	(8,698)	(10,783)

Total stockholder’s equity	140,402	38,953

TOTAL	$151,323	$44,989

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amount)

	Years Ended December 31,
	2005	2004	2003
NET SALES	$68,298	$51,345	$26,478
Cost of revenues (including stock-based compensation of $112, $42 and $0 in 2005, 2004 and 2003, respectively)	26,964	19,115	12,781

GROSS PROFIT	41,334	32,230	13,697

OPERATING EXPENSES:
Research and development (including stock-based compensation of $784, $300 and $0 in 2005, 2004 and 2003, respectively)	19,479	14,306	7,104
Sales, general and administrative (including stock-based compensation of $1,493, $576 and $0 in 2005, 2004 and 2003, respectively)	17,651	11,241	5,491

Total operating expenses	37,130	25,547	12,595

INCOME FROM OPERATIONS	4,204	6,683	1,102
OTHER INCOME (EXPENSES):
Interest and other income	2,058	157	24
Interest and other expense	(121)	(43)	(203)

Total other income (expense), net	1,937	114	(179)

INCOME BEFORE INCOME TAXES	6,141	6,797	923
PROVISION (BENEFIT) FOR INCOME TAXES	4,056	(8,381)	50

NET INCOME	$2,085	$15,178	$873

NET INCOME PER SHARE:
Basic	$0.10	$3.43	$0.35
Diluted	$0.05	$0.46	$0.04
WEIGHTED AVERAGE SHARES USED IN NET INCOME PER SHARE CALCULATION:
Basic	21,025	4,420	2,505
Diluted	40,147	33,214	22,248

See accompanying notes to consolidated financial statement.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(in thousands)

	Convertible Preferred Stock												Additional Paid-in Capital	Deferred Stock Compen- sation	Accum- ulated Other Compre- hensive loss	Accum- lated Deficit	Total
	Series A		Series B		Series C		Series D		Series E		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—January 1, 2003	1,570	$2	3,900	$4	2,845	$3	8,742	$9	—	$—	2,350	$2	$30,133	$—	$(220)	$(26,834)	$3,099
Net Income																873	873
Foreign currency translation adjustments, net of taxes															(39)		(39)

Comprehensive income																	834

Issuance of Series E convertible preferred stock $2.40 per share, net of issuance cost of $93									6,458	6			15,400				15,406
Exercise of common stock options											879	1	241				242
Exercise of common stock warrants											5		2				2
Exercise of preferred stock warrants													107				107

BALANCE—December 31, 2003	1,570	2	3,900	4	2,845	3	8,742	9	6,458	6	3,234	3	45,883	—	(259)	(25,961)	19,690

Net Income																15,178	15,178
Foreign currency translation adjustments, net of taxes															(157)		(157)

Comprehensive income																	15,021

Exercise of preferred stock warrants							103						274				274
Issuance of preferred stock									833	1			1,968				1,969
Exercise of common stock options											3,613	4	1,066				1,070
Exercise of common stock warrants											272		11				11
Deferred stock compensation													7,736	(7,736)			—
Amortization of deferred stock compensation														844			844
Stock-based compensation to non-employees													74				74

BALANCE—December 31, 2004	1,570	$2	3,900	$4	2,845	$3	8,845	$9	7,291	$7	7,119	$7	$57,012	$(6,892)	$(416)	$(10,783)	$38,953

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME—(Continued)

(in thousands)

	Convertible Preferred Stock												Additional Paid-in Capital	Deferred Stock Compen- sation	Accum- ulated Other Compre- hensive loss	Accum- lated Deficit	Total
	Series A		Series B		Series C		Series D		Series E		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—December 31, 2004	1,570	$2	3,900	$4	2,845	$3	8,845	$9	7,291	$7	7,119	$7	$57,012	$(6,892)	$(416)	$(10,783)	$38,953
Net Income																2,085	2,085
Foreign currency translation adjustments, net of taxes															(85)		(85)

Comprehensive income																	2,000

Conversion of preferred stock to common	(1,570)	(2)	(3,900)	(4)	(2,845)	(3)	(8,845)	(9)	(7,291)	(7)	24,628	25					—
Initial public offering of common stock											10,590	10	96,246				96,256
Exercise of common stock options											658	1	293				294
Tax benefit from stock option exercises													17				17
Exercise of common stock warrants											142		25				25
Vesting of restricted common stock													220				220
Issuance of common stock from employee stock purchase plan											29		248				248
Deferred stock compensation													674	(674)			—
Amortization of deferred stock compensation														2,122			2,122
Stock-based compensation to non-employees													267				267

BALANCE—December 31, 2005	—	$—	—	$—	—	$—	—	$—	—	$—	43,166	$43	$155,002	$(5,444)	$(501)	$(8,698)	$140,402

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,085	$15,178	$873
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,483	1,050	651
Stock-based compensation	2,389	918	—
Noncash interest expense	—	—	107
Provision for doubtful accounts	298	121	—
Tax benefit from stock option exercises	17	—	—
Loss on sale of property	19	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7,389)	1,186	(3,200)
Inventory	317	(3,147)	(1,027)
Prepaid expenses and other current assets	(930)	(421)	43
Other assets	6	(185)	(26)
Deferred income taxes	3,586	(9,178)	—
Accounts payable	2,262	84	8
Accrued expenses	2,491	814	1,023
Deferred distributor income	—	—	(1,164)
Other long term liabilities	24	—	—
Income taxes payable	368	479	43

Net cash provided by (used in) operating activities	7,026	6,899	(2,669)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,082)	(2,514)	(416)

Net cash used in investing activities	(1,082)	(2,514)	(416)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series E convertible preferred stock	—	1,969	13,310
Proceeds from initial public offering, net of commissions and offering expenses	96,256	—	—
Proceeds from exercise of common stock options and common stock warrants	319	1,080	245
Proceeds from exercise of preferred stock warrants	—	274	—
Proceeds from issuance of convertible promissory note	—	—	2,014
Proceeds from issuance of common stock for employee stock purchase plan	248	—	—
Principal payments on capital lease obligations	(26)	(108)	(95)

Net cash provided by financing activities	96,797	3,215	15,474

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(69)	(157)	(39)

NET INCREASE IN CASH AND CASH EQUIVALENTS	102,672	7,443	12,350
CASH AND CASH EQUIVALENTS—Beginning of period	21,705	14,262	1,912

CASH AND CASH EQUIVALENTS—End of period	$124,377	$21,705	$14,262

NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital leases	$—	$—	$170

Total Investing Activities	$—	$—	$170

Conversion of convertible promissory note and accrued interest into Series E convertible preferred stock	$—	$—	$2,096
Vesting of restricted common stock	220	—	—

	$220	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$4	$5	$6

Cash paid for income taxes	$128	$293	$4

See accompanying notes to consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004 and 2003

1. BUSINESS AND SIGNFICANT ACCOUNTING POLICIES

Organization—Advanced Analogic Technologies Incorporated, (“the Company”) was incorporated on August 21, 1997 (inception) in California, reincorporated on April 11, 2005 in Delaware and is a supplier of power management semiconductors for mobile consumer electronic devices such as wireless handsets, notebook computers, smartphones, digital cameras and digital audio players. The Company and its subsidiaries focuses their design and marketing efforts on the application-specific power management needs of consumer, communications and computing applications in these rapidly-evolving devices. Through the Company’s Total Power Management approach, the Company offers a broad range of products that support multiple applications, features and services across a diverse set of mobile consumer electronic devices.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain Significant Risks and Uncertainties—The Company operates in the high technology industry and is subject to a number of risks, some of which are beyond the Company’s control, that could have a material adverse effect on the Company’s business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; customer concentration; product obsolescence; geographic concentration; international operations; dependence on key personnel; competition; intellectual property/litigation; management of growth; and limited sources of supply.

Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and receivables. The Company invests only in high-quality credit instruments. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. At December 31, 2005 three customers accounted for 32%, 15% and 13% of gross accounts receivable. At December 31, 2004, one customer accounted for 35% of gross accounts receivable.

Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of the Company’s cash equivalents approximates fair value due to the short-term maturity of those investments.

Inventory—Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventory consists of raw materials (principally processed wafers), work in process (principally products at third party assembly and test subcontractors) and finished goods. The Company’s products are subject to rapid technological obsolescence and severe price competition. Should the Company experience a substantial unanticipated decline in the selling price or demand of its products, a significant charge to operations could result. During 2005, 2004 and 2003, the Company recorded inventory write-downs of $3,299,000, $1,860,000 and $789,000 respectively, due to excess and obsolete inventory.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

Property and Equipment—Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives for computers and software of two to three years, office and test equipment of three to five years and leasehold improvements over the shorter of the lease term or the estimated useful life of the improvement.

Long-Lived Assets—The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount.

Revenue Recognition—The Company recognizes revenues in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). SAB 104 requires that four basic criteria must be met before revenues can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) is based on management’s judgment regarding the determinability of the fees charged for products delivered and the collectibility of those fees. If changes in conditions cause management to determine these criteria are not met for certain future transactions, revenues recognized for any reporting period could decline.

Prior to 2003, the Company recognized revenues on shipments to international distributors upon resale by those distributors. Beginning in 2003, the Company had sufficient historical evidence with respect to returns to enable it to reasonably estimate returns and recognize revenues at the time of shipment. The Company’s revenues for 2003 reflect the one-time effect of this change in accounting method, resulting in additional revenues recognized in the first quarter of 2003 of $1.2 million, gross profit of $0.5 million and net income of $0.5 million.

A large portion of the Company’s sales is made through distribution arrangements with third parties. These arrangements include stock rotation rights that generally permit the return of up to 5% and, in the case of one customer, 8%, of the previous six months’ purchases. The Company records estimated returns at the time of shipment. The Company’s normal payment term with its distributors is 30 days from invoice date. The Company’s arrangements with its distributors typically include price protection provisions if the Company reduces its list prices. The Company records reserves for price protection at the time the Company decides to reduce its list prices. The Company has not experienced any significant claims pursuant to these provisions. The credits the Company has issued for price protection provisions were $161,000, 80,000 and $93,000, for 2005, 2004 and 2003, respectively. During the third quarter of 2005, the Company amended a limited number of its distributor arrangements to include the possibility of certain sales price rebates on specified products. At the time of shipment the Company recognizes revenue, estimates the total sales price rebate and reserves for those pricing rebates. The Company has also deferred revenue related to one of its distributors for which the Company is unable to reasonably estimate returns and recognize revenues from that distributor, when shipment to the customer from that distributor has occurred. The Company deferred $67,000 and nothing at December 31, 2005 and 2004, respectively.

The Company makes estimates of potential future returns and sales allowances related to current period product revenue. The Company analyzes historical return rates and changes in customer demand when evaluating the adequacy of returns and sales allowances. Estimates made by the Company may differ from actual returns and sales allowances. These differences may materially impact reported revenue and amounts ultimately collected on accounts receivable.

Bad Debt Allowances—The Company monitors the collectibility of accounts receivable primarily through review of the accounts receivable aging. When facts and circumstances indicate the collection of specific

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

amounts or from specific customers is at risk, the Company assesses the impact on amounts recorded for bad debts and, if necessary, will record a charge in the period such determination is made. In addition, the Company reserves a percentage of its accounts receivable to various customers that are significantly aged. To date, the Company has not experienced significant write-offs of accounts receivable due to uncollectibility.

Warranty Costs—The Company generally provides an one year warranty on its products. Estimated warranty costs based on historical experience are recorded at the time revenue is recognized. A summary of the accrued warranty, which is included in accrued liabilities, for the years ended December 31, 2005 and 2004, is as follows:

	Balance at Beginning of the Period	Accruals for Sale in the Period	Other Deductions	Costs Incurred	Balance at End of the Period
	(in thousands)
2004	$321	$412	$—	$(220)	$513
2005	513	67	(498)	(43)	39

Other deductions in fiscal 2005 represent reductions in the Company’s estimated warranty liability based on reductions in the Company’s actual warranty costs.

Advertising Costs—Advertising costs such as trade shows, promotions, public relations, and publications are expensed as incurred and are included in sales and marketing expenses. Advertising costs were $631,000, $537,000 and $156,000 for 2005, 2004 and 2003, respectively.

Research and Development—Research and development expenses are included in operating expenses as incurred.

Income Taxes—Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, the deferred tax assets and liabilities are estimated based upon the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because the Company assumes that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance.

Management judgment is required in determining any valuation allowance recorded against the Company’s net deferred tax assets. For example, prior to 2004 the Company had a full valuation allowance for the net deferred tax assets as it was more likely than not that the Company would not realize those assets due to the history of losses. At December 31, 2004, the Company reassessed the amount of the valuation allowance considering the fact that the Company experienced two consecutive profitable years. In determining the amount

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

of the deferred tax assets for which realization is more likely than not and the amount of the corresponding valuation allowance, management considers the current and two preceding years’ income before income taxes, excluding amounts not deductible or includable for tax return purposes, as available objective evidence supporting estimated levels of future taxable income. Using this evidence, management estimates the amount of future taxable income through the 20 year carry forward period for net operating losses, which becomes the basis for the estimate of realizable net deferred tax assets and the amount of the valuation allowance. As a result of this assessment at December 31, 2004, the Company recognized a benefit of approximately $11.2 million from the reversal of the valuation allowance. While management has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, if management determines that an increase in the Company’s valuation allowance in the future is necessary, an adjustment to the deferred tax asset would result in additional income tax expense in such period.

The Company estimates the provision for income taxes based on income before income taxes for each tax jurisdiction in which the Company has established operations. The Company does not provide incremental U.S. income taxes on unremitted foreign earnings taxed at rates less than the U.S. tax rates as such earnings are considered permanently invested.

Stock-Based Compensation—The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. The Company accounts for stock-based awards to nonemployees in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18. The Company complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (see “Recently Issued Accounting Standards”). Pro forma disclosures required under SFAS No. 123, as if the Company had adopted the fair value based method of accounting for stock options are as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Net income—as reported	$2,085	$15,178	$873
Add stock-based employee compensation included in reported net income, net of related tax effects	2,106	838	—
Less stock-based employee compensation expense determined using fair value method, net of related tax effects	(2,913)	(940)	(54)

Net income—pro forma	$1,278	$15,076	$819

Basic net income per share:
As reported	$0.10	$3.43	$0.35

Pro forma	$0.06	$3.41	$0.33

Diluted net income per share:
As reported	$0.05	$0.46	$0.04

Pro forma	$0.03	$0.45	$0.04

Foreign Currency—The functional currencies of the Company’s foreign subsidiaries are their local currency, with the exception of the Company’s Macau and Hong Kong entities, which are U.S. Dollar functional. Accordingly, gains and losses from translation of the financial statements of foreign subsidiaries with a local

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

functional currency are reported as a separate component of accumulated other comprehensive loss. Foreign currency transaction gains (losses) were $(94,000), $45,000 and none for 2005, 2004 and 2003, respectively.

Comprehensive Income (Loss)—In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company reports, by major components and as a single total, the change in its stockholders’ equity during the period from nonowner sources (primarily foreign currency translation gains and losses). Statements of comprehensive loss have been included within the consolidated statements of stockholders equity and comprehensive income (loss).

Net Income Per Share—The Company calculates net income per share in accordance with SFAS No. 128, Earnings Per Share. Under SFAS No. 128, basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the reporting period excluding shares subject to repurchase. Diluted net income per common share reflects the effects of potentially dilutive securities, which consist of convertible preferred stock and common stock options and warrants, common stock subject to repurchase and preferred stock warrants. A reconciliation of shares used in the calculation of basic and diluted net income (loss) per share is as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Weighted average common shares outstanding	21,713	4,669	2,505
Weighted average shares subject to repurchase	(688)	(249)	—

Shares used to calculate basic net income (loss) per share	21,025	4,420	2,505

Effect of dilutive securities:
Common and preferred stock warrants	68	374	883
Convertible preferred stock	14,777	24,247	18,094
Common stock options	3,587	3,924	766
Weighted average shares subject to repurchase	688	249	—
Employee stock purchase plan	2	—	—

Dilutive potential common stock	19,122	28,794	19,743

Weighted average common shares outstanding, assuming dilution	40,147	33,214	22,248

Recently Issued Accounting Standards—In November 2004, the FASB issued SFAS No. 151, Inventory Cost. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.…” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 will be effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the Company’s consolidated statement of operations. The accounting provisions of SFAS No. 123R are effective for annual reporting periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition.

SFAS No. 123R is effective for the quarter beginning January 1, 2006 and requires the use of the modified prospective application method to awards issued while a company is a public company. For awards issued prior to becoming a public company, the prospective application method is required. For awards issued prior to April 4, 2005, which was the date of the Company’s initial filing of its registration statement on Form S-1, the compensation cost will continue to be amortized based on the intrinsic value as previously recorded under APB Opinion No. 25. For awards issued on or after April 4, 2005 through December 31, 2005, the compensation cost for the portion of awards for which the requisite service has not been rendered, such as unvested options outstanding at January 1, 2006, will be recognized based on the grant-date fair value over the remaining requisite service period (i.e., the remaining vesting period). Accordingly, the adoption of SFAS 123R will result in the recording of additional stock-based compensation expense in future financial statements for the incremental grant date fair value over the grant date intrinsic value previously determined under APB Opinion 25 for options granted on or after April 4, 2005. Management estimates that this adoption will result in aggregate stock-based compensation expense of approximately $4.8 million to $5.4 million, $4.8 million to $5.4 million, $4.1 million to $4.5 million and $2.2 million to $2.5 million for 2006, 2007, 2008 and 2009, respectively, for options granted on or after April 4, 2005 through December 31, 2005. These amounts are greater than the amounts that would have been expensed under APB Opinion 25 by $3.1 million to $3.4 million, $3.1 million to $3.4 million, $3.0 million to $3.3 million and $2.2 million to $2.5 million in 2006, 2007, 2008 and 2009, respectively. There will be additional expenses related to the fair value of options granted after December 31, 2005. The ultimate amount of future stock compensation will depend upon the number of grants, the estimated grant date fair value, which depends upon significant assumptions including stock volatility and estimated term, the assumed forfeiture rate and the requisite service period for future grants. The amortization of stock-based compensation expense is allocated among cost of revenues, research and development expenses and sales, general and administrative expenses based upon the employee’s job function.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include transition provisions. To enhance comparability, SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The cumulative effect of the change is reported in the carrying value of assets and liabilities as of the

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

first period presented, with the offset applied to opening retained earnings. Each period presented is adjusted to show the period-specific effects of the change. Only direct effects of the change will be retrospectively recognized; indirect effects will be recognized in the period of change. SFAS No. 154 carries forward without change APB No. 20’s guidance for reporting the correction of an error and a change in accounting estimate as well as SFAS No. 3’s provisions governing reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial statements.

2. DETAILS OF CERTAIN BALANCE SHEET COMPONENTS

	December 31,
	2005	2004
	(in thousands)
Inventories
Raw materials	$1,311	$2,799
Work in process	2,010	1,148
Finished goods	3,240	2,931

Total inventories	$6,561	$6,878

Property and equipment, net
Computers and software	$3,082	$2,309
Office and test equipment	2,886	2,623
Leasehold improvements	529	440

	6,497	5,372
Accumulated depreciation and amortization	(4,240)	(2,672)

Total property and equipment, net	$2,257	$2,700

Accrued liabilities
Accrued payroll and benefits	$3,119	$1,089
Warranty	39	513
Exercise of unvested stock options	188	410
Accrued payables and other	1,392	466

Total accrued liabilities	$4,738	$2,478

3. BORROWING ARRANGEMENTS AND NOTES PAYABLE

Under the terms of the Company’s loan and security agreement with a primary bank in the United States, as amended, and restated agreement, the Company has access to a revolving line of credit of $20.0 million if the Company’s net cash, or the sum of cash and cash equivalents less indebtedness, is at least $40.0 million. This revolving line of credit will be reduced to $15.0 million if the Company’s net cash is between $30.0 million and $40.0 million. Under the terms of the agreement, the Company must maintain a net cash balance of at least $30.0 million. The annual interest rate on amounts borrowed under this line of credit will be the greater of either 5.75% or 0.25% over the bank’s prime rate. This line of credit will terminate in August 2006. In connection with the loan and security agreement, the Company provided the bank with a first priority security interest in substantially all of the Company’s assets, excluding intellectual property. To date, the Company has not borrowed any amounts under this loan and security agreement.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

In February 2003, the Company issued a convertible promissory note in the aggregate principal amount of $2,013,734. The note had an interest rate of 6% per annum. The outstanding principal amount together with all accrued and unpaid interest was converted pursuant to its terms into fully paid and nonassessable shares of the Company’s Series E preferred stock at $2.40 per share in October 2003. In conjunction with the issuance of the note, the Company granted the note holder warrants to purchase 41,953 shares of Series E preferred stock at $2.40 per share. The Series E preferred stock warrants are exercisable at any time up to four years from the date of issuance. The fair value of the Series E preferred stock warrant was determined based on the Black-Scholes option pricing model using the following assumptions: an expected life equal to four years; 70% expected volatility; 2.35% risk-free interest rate and no dividend during the expected life. The fair value of the warrants, $54,228, was recorded as interest expense in fiscal 2003. The intrinsic value of the conversion option of the note, $52,806, was expensed to interest expense in 2003. The intrinsic value was computed based on the effective conversion price based on the proceeds received from the issuance of the convertible promissory note and warrant on a relative fair value basis.

4. STOCKHOLDERS’ EQUITY

Reverse Stock Split—On July 13, 2005, the Company’s board of directors approved a one-for-two reverse stock split of the Company’s common stock and preferred stock, following the approval by the Company’s stockholders on May 18, 2005 of a reverse stock split ratio within a range of one-for-two to one-for-four. All shares of common stock, preferred stock, warrants for preferred and common stock, options to purchase shares of common stock and per share amounts in these consolidated financial statements and notes thereto for all periods have been adjusted to retroactively reflect this one-for-two reverse stock split.

Initial Public Offering—On August 8, 2005, the Company completed its initial public offering of 9,000,000 shares of its common stock, which it sold to the public at a price of $10.00 per share. In addition, the Company’s selling stockholders offered 1,600,000 existing shares held by them. On August 15, 2005, the Company sold an additional 1,590,000 shares pursuant to the underwriters’ exercise of their over-allotment option.

Convertible Preferred Stock—At the time of the Company’s initial public offering, all of the Company’s preferred stock series were converted to 24,627,504 shares of the Company’s common stock.

Warrants—During the year ended December 31, 2003, in connection with the issuance of a convertible promissory note (see Note 3), the Company issued warrants to purchase 41,953 shares of Series E preferred stock at $2.40 per share. The warrants are fully vested and expire on February 21, 2007. These shares of Series E preferred stock were converted to 41,953 shares of common stock warrants at the time of the Company’s initial public offering.

During the year ended December 31, 2003, the Company issued to consultants warrants to purchase 25,500 shares of common stock at $0.46 per share. The warrants are fully vested and expire on May 8, 2008. The fair value of the warrants was $7,000 based on the Black-Scholes pricing model using the following weighted average assumptions: contractual life of five years, risk-free interest rate of 2.91%, volatility of 70% and no dividends during the contractual term.

At the time of the Company’s initial public offering, all of the Company’s preferred stock warrants were exercised or converted to common stock warrants and a portion of the Company’s common stock warrants were exercised. As of December 31, 2005 there were 59,203 shares of common stock warrants outstanding.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

Stock Option Plan—Under the 1998 Stock Plan (the “1998 Plan”), 11,139,291 shares of common stock have been authorized for the grant of incentive or nonqualified stock options as of December 31, 2005. Such options generally vest over four years and expire in 10 years. The Company’s board of directors and stockholders approved the Company’s 2005 Equity Incentive Plan in May 2005. The 2005 Equity Incentive Plan became effective upon the completion of the Company’s initial public offering in August 2005 and provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to its employees and its parent and subsidiary corporations’ employees, and for the grant of Nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants.

Stock option activity under the Company’s option plans is as follows (in thousands, except per share amounts):

	Number of Shares	Weighted Average Exercise Price Per Share
	(in thousands, except per share data)
Outstanding, December 31, 2002 (1,857 shares exercisable at $0.38 per share)	5,211	$0.38
Granted (weighted average fair value of $0.06 per share)	1,587	0.46
Exercised	(879)	0.28
Canceled	(69)	0.40

Outstanding, December 31, 2003 (2,050 shares exercisable at $0.34 per share)	5,850	$0.42
Granted (weighted average fair value of $2.92 per share)	2,762	0.62
Exercised	(3,613)	0.40
Canceled	(128)	0.46

Outstanding, December 31, 2004 (853 shares exerciseable at $0.40 per share)	4,871	$0.54
Granted (weighted average fair value of $11.00 per share)	2,875	10.94
Exercised	(658)	0.45
Canceled	(212)	2.38

Outstanding, December 31, 2005 (1,548 share exercisable at $0.67 per share)	6,876	$4.84

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

Additional information regarding options outstanding as of December 31, 2005 is as follows (in thousands, except years and per share amounts):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.20 - 0.40	439,500	5.97	$0.40	439,500	$0.40
0.41 - 0.46	3,393,600	8.08	0.46	1,023,079	0.46
0.47 - 2.60	219,500	8.87	2.21	54,875	2.21
2.61 - 2.90	17,000	8.94	2.90	4,250	2.90
2.91 - 6.00	384,000	9.15	6.00	6,500	6.00
6.01 - 6.80	35,000	9.34	6.80	—	—
6.81 - 8.00	115,250	9.36	8.00	—	—
8.01 - 9.00	143,150	9.44	9.00	10,000	9.00
9.01 - 11.15	15,000	9.86	11.15	—	—
11.16 - 12.34	2,113,750	9.82	12.34	10,000	12.34

	6,875,750	8.63	$4.84	1,548,204	0.67

Shares available for grant under the 2005 Equity Incentive Plan and the 1998 Plan at December 31, 2005, were 2,371,250 and 110,775, respectively.

During the quarterly periods from January 1, 2004 through December 31, 2005, the Company granted stock options with exercise prices as follows (options in thousands):

Grants Made During Quarter Ended	Number of Options Granted	Weighted- Average Exercise Price	Weighted- Average Fair Value per Share of Common Stock	Weighted- Average Intrinsic Value per Share
March 31, 2004	700	$0.46	$0.94	$0.48
June 30, 2004	256	0.46	2.94	2.48
September 30, 2004	1,572	0.46	4.38	3.92
December 31, 2004	234	2.26	5.54	3.28
March 31, 2005	431	6.22	8.00	1.78
June 30, 2005	215	7.54	8.04	0.50
September 30, 2005	99	9.00	9.00	—
December 31, 2005	2,130	12.33	12.33	—

Deferred Stock Compensation—As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and deemed fair value of the Company’s common stock on the date of grant. The deferred stock compensation is reduced by forfeitures of unvested common stock options. Such net deferred stock compensation was $674,000, $7,736,000 and $0 in 2005, 2004 and 2003, respectively, and is being amortized to expense over the vesting period of the options,

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

generally four years, using the straight-line award method. Amortization of deferred stock compensation is presented net of forfeitures of unvested previously amortized stock compensation. Amortization of deferred stock compensation, net of forfeitures, was $2,122,000, $844,000, and $0 in 2005, 2004 and 2003, respectively.

During 2005, the Company issued nonstatutory options to nonemployees for the purchase of 32,500 shares of common stock at weighted average exercise price of $7.45 per share. Such options were issued for services provided by nonemployees and were immediately vested. Accordingly, the Company recorded $243,000 in 2005 as stock-based compensation for the fair values of the awards (using the Black-Scholes option pricing model with the following weighted average assumptions: expected life 10 years from date of grant; stock volatility 65-70%; risk free interest rate, 4.56% to 4.67%; and no dividends during the term.

During 2005, the Company issued 18,000 shares of common stock to a nonemployee. Accordingly, the Company recorded $24,000 as stock-based compensation.

During 2004, the Company issued nonstatutory options to nonemployees for the purchase of 27,000 shares of common stock at weighted average exercise price of $0.46 per share. Such options were issued for services provided by nonemployees and were immediately vested. Accordingly, the Company recorded $74,000 in 2004 as stock-based compensation for the fair values of the awards (using the Black-Scholes option pricing model with the following weighted average assumptions: expected life 10 years from date of grant; stock volatility 70%; risk free interest rate, 4.32% to 4.42%; and no dividends during the term.

Employee Stock Purchase Plan—During 2005, the Company initiated an Employee Stock Purchase Plan (“ESPP”), which allowed certain employees with the opportunity to purchase the Company’s Common Stock through payroll deductions. The ESPP qualifies under Section 423 of the Internal Revenue Code. Under the ESPP, the purchase price of the Company’s Common Stock is equal to 85% of the lesser of the fair market value of the Company’s Common Stock on the first day of the offering period, or the last day of the offering period. The Company’s offering period was from August 8, 2005 to December 30, 2005. As a result on December 30, 2005, the Company issued 29,119 additional shares through its ESPP.

Additional Stock Plan Information—As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for those employee stock arrangements that are granted with exercise prices equal to fair market value at grant date.

SFAS No. 123 requires the disclosure of pro forma net income (loss) as if the Company had adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. Subsequent to the Company’s initial public offering, the Company’s calculations were made using the following weighted average assumptions; volatility 60%; expected life of four years; risk free interest rate, ranging from 3.65 to 4.67%; and no dividend payments during the term. Prior to the Company’s initial public offering, the Company’s calculations were made using the minimum value option pricing model with following weighted average assumptions: expected life of four years; risk free interest rate, ranging from 2.83% to 3.26% in 2004 and 2.35% to 3.43% in 2003; and no dividend payments during the expected term. The Company’s calculations are based on a single option valuation approach (resulting in equal amortization per period over the option term) and forfeitures are recognized as they occur.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

Early Exercise of Options—The Company received $771,000 from the early exercise of options to purchase 1,716,903 shares of common stock in 2004. The unvested shares are subject to the Company’s repurchase right at the original purchase price. The proceeds initially are recorded as an accrued liability from the early exercise of stock options (Note 4) in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44 and reclassified to stockholder’s equity as the Company’s repurchase right lapses.

Common Shares Reserved for Issuance—At December 31, 2005, the Company has reserved shares of common stock for issuance as follows (in thousands):

Options outstanding under stock option plan	6,876
Options available for grant under the plan	2,482
Common stock warrants	59

Total	9,417

On January 1, 2006, the shares reserved for issuance under the Company’s 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan increased by 1,294,977 and 125,000 shares, respectively.

5. INCOME TAXES

The components of income tax provision are as follows:

	At December 31,
	2005	2004	2003
	(in thousands)
Current:
Federal	$51	$456	$—
State	8	203	2
Foreign	394	138	48

Total current tax	453	797	50

Deferred:
Federal	3,736	2,040	145
State	(133)	(52)	(186)

Total deferred	3,603	1,988	(41)

Valuation allowance	—	(11,166)	41

Income tax provision (benefit)	$4,056	$(8,381)	$50

The foreign and domestic components of income before income tax are as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
United States	$9,898	$6,342	$738
Foreign	(3,757)	455	185

Income (loss) before income taxes	$6,141	$6,797	$923

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

Foreign earnings were considered to be permanently reinvested in the Company’s foreign operations through 2005.

The effective tax rate differs from the applicable U.S. statutory federal income tax rate for the years ended December 31 as follows:

	2005	2004	2003
U.S. statutory federal tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	(2.1)	1.2	(20.0)
Foreign income at higher (lower) rates	24.5	(0.5)	(1.0)
Research and development credits	(5.1)	(0.2)	(21.9)
Deferred stock compensation	11.9	4.3	—
Noncash interest expense	—	0.1	7.3
Other	1.8	1.1	1.6
Change in valuation allowance	—	(164.3)	4.4

Effective tax rate	66.0%	(123.3)%	5.4%

The components of deferred income taxes are as follows:

	2005	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$1,512	$4,932
Research and business tax credits	3,342	2,585
Accruals and reserves not currently deductible	643	1,591
Other	172	259

	5,669	9,367
Deferred tax liability—depreciation	(77)	(189)
Valuation allowance	—	—

Total	$5,592	$9,178

Based on the available objective evidence (primarily, the Company’s recent history of profits), management concluded as of December 31, 2004 that it is more likely than not that the Company’s net deferred tax assets would be realizable. The amount estimated to be realizable was based on the average annual income before income taxes, excluding amounts not deductible or includable for tax return purposes, computed over the current and two preceding years and projected over the 20 year carryforward period for net operating loss deductions. As a result, the Company recognized a benefit in the amount of approximately $11.2 million from the release of its valuation allowance as of December 31, 2004.

At December 31, 2005, the Company has federal and California net operating loss carryforwards of approximately $2.8 million and $9.3 million expiring on various dates principally beginning in 2022 and 2006, respectively. The Company’s available research and business tax credit carryforwards for federal and state income tax purposes are approximately $1.8 and $1.7 million, respectively. The federal research credits expire on various dates beginning in 2018. California research tax credits can be carried forward indefinitely.

Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company’s domestic net operating loss and tax credits are subject to limitation due to a change in ownership of

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

more than 50% of the value of the Company’s stock. The Company has determined that $0.5 and $1.3 million of its net operating losses for federal and state, respectively, are not available due to the limitation. In addition, tax credit carryforwards of approximately $48,000 and $58,000 for federal and state, respectively, are also not available. The deferred tax assets associated with these amounts had a full valuation allowance and were written off to the income tax provision along with an offsetting benefit from a reduction in the valuation allowance as of December 31, 2004. The remaining tax credits and net operating losses are available without annual limitations as of December 31, 2005 and December 31, 2004.

6. COMMITMENTS

Capital Lease Obligations—As of December 31, 2005, the Company had no outstanding capital lease obligations. The cost of equipment under the capital leases included in property and equipment at December 31, 2004 was approximately $266,000. Accumulated amortization of leased equipment at December 31, 2004 was approximately $177,000.

Operating Lease Obligation—The Company leases its primary facility and other offices, under operating leases which expire at various dates through 2009. Rental expense related to the Company’s operating leases totaled $1,313,000, $919,000 and $516,000, for 2005, 2004 and 2003, respectively.

Future minimum operating lease payments under noncancelable leases and service payments under noncancelable service agreement are as follows (in thousands):

Year Ending December 31,	Year Ending December 31, 2005
2006	1,136
2007	642
2008	85
2009	70
2010	—

Total	1,933

7. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) tax-deferred savings plan for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions annually at 100% of the first 2% of employee contributions and 50% of the second 2% of employee contributions. All matching contributions vest 25% annually over four years. Contributions made by the Company were $194,000, $227,000 and $135,000, for 2005, 2004 and 2003, respectively.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

8. MAJOR CUSTOMERS

The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of gross accounts receivable or net revenue:

	Accounts Receivable		Net Revenue
	December 31,		Years Ended December 31,
Customer	2005	2004	2005	2004	2003
A	32%	35%	37%	43%	32%
B	15	—	—	—	—
C	13	—	11	—	—
D	—	—	—	—	10

9. SEGMENT INFORMATION

As defined by the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company operates in one reportable segment: the design, development, marketing and sale of power management semiconductor products and solutions for the communications, computing and consumer portable and personal electronics marketplace. The Company’s chief operating decision maker is its chief executive officer. The following is a summary of revenues by geographic region based on the location to which the product is shipped:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
South Korea	$39,895	$31,612	$13,982
Taiwan	13,931	8,760	5,691
China	10,313	7,614	4,593
Europe	1,848	2,188	1,390
Japan	1,553	591	645
North America (principally United States)	758	580	177

Total	$68,298	$51,345	$26,478

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

The following is a summary of revenue by product type:

	Years Ended December 31,
	2005		2004		2003
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
	(in thousands)
TPM IC*	$50,803	74%	$38,507	75%	$19,443	73%
ASPM**	16,968	25	12,275	24	6,554	25
Other***	527	1	563	1	481	2

Total	$68,298	100%	$51,345	100%	$26,478	100%

*	Total Power Management Integrated Circuit
**	Application Specific Power Metal Oxide Semiconductor Field Effect Transistor
***	Other consists of primarily Discrete Metal Oxide Semiconductor Field Effect Transistor and non recurring engineering revenue

The following is a summary of long-lived assets by geographic region:

	December 31,
Country	2005	2004
	(in thousands)
United States	$1,617	$2,150
Taiwan	396	341
Hong Kong	107	253
South Korea	197	223
China	167	—
Japan	101	119
Macau	46	—
Sweden	8	10
United Kingdom	2	—

Total	$2,641	$3,096

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

10. VALUATION AND QUALIFYING ACCOUNTS

The Company had the following activity in its valuation allowances:

	Bad Debt	Distributor Stock Rotation	Distributor Price Protection	Product Warranty	Deferred Tax Asset Valuation Allowance
	(in thousands)
Balance—December 31, 2002	10	—	—	101	11,007
Charged to costs and expenses	—	463	—	381	159
Deductions	—	(88)	—	(161)	—

Balance—December 31, 2003	10	375	—	321	11,166
Charged to costs and expenses	121	302	116	412	(11,166)
Deductions	(2)	(371)	(91)	(220)	—

Balance—December 31, 2004	129	306	25	513	—
Charged to costs and expenses	298	574	192	67	—
Deductions	(121)	(643)	(169)	(541)	—

Balance—December 30, 2005	$306	$237	$48	$39	$—

11. LITIGATION

In May 2003, the Company received a letter from Linear Technology Corporation alleging that certain of its charge pump products infringed United States Patent No. 6,411,531 owned by Linear Technology. In August 2004, the Company received a letter from Linear Technology alleging that certain of its switching regulator products infringed United States Patent Nos. 5,481,178, 6,304,066 and 6,580,258. In response to these letters, the Company contacted Linear Technology to convey its good faith belief that it does not infringe the patents in question. Since that time, there have been no additional communications by Linear Technology to the Company. In spite of the Company’s efforts to assure Linear Technology that it does not infringe their U.S. patents, it has recently become aware of a marketing campaign conducted by Linear Technology in which they seek to disrupt the Company’s business relationships and sales by suggesting to the Company’s customers that the Company’s products infringe the same U.S. patents mentioned in their two letters to the Company. As a result, in February 2006, the Company initiated a lawsuit against Linear Technology for unfair business practices, interference with existing and prospective customers and trade libel, as well as a declaration of patent invalidity and non-infringement.

In February 2006, in a related action, Linear Technology petitioned the United States International Trade Commission (USITC) requesting that the USITC initiate an examination to determine if certain of the Company’s products infringe certain patents owned by Linear Technology under Section 337 of the Tariff Act. The patents involved in this action are a subset of the patents involved in the lawsuit that the Company filed against Linear Technology. The accused products include charge pumps and switching regulators and are similar to the products involved in the Company’s lawsuit with Linear Technology. As with any litigated matter, the Company expects to incur expenses defending this action. Because the subject matter of this action is similar to the subject matter involved in the Company’s lawsuit with Linear Technology, the Company expects the costs associated with these two matters to be substantially less than the costs that would typically result from two unrelated matters. If the Company is unsuccessful in this case, the Company’s business and its ability to compete in foreign markets could be harmed, and the Company could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on the Company’s revenues, financial condition, results of operations and cash flows.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

In connection with the Linear Technology matters, the Company is not currently able to estimate with reasonable certainty, the possible loss, or range of loss, if any and accordingly no provision for any potential loss which may result from the resolution of these matters has been recorded in the accompanying consolidated financial statements.

The Company believes that none of its products infringe the Linear Technology patents in question. However, whether or not the Company prevails in this lawsuit, the Company expects to incur significant legal expenses related to this case. If the Company is unsuccessful in this case, the Company’s business and ability to compete in foreign markets could be harmed and it could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on its revenues, financial condition, results of operations and cash flows.

In January 2004, Siliconix incorporated filed a patent infringement lawsuit against the Company in the U.S. District Court for the Northern District of California. This lawsuit identifies three patents: U.S. Patent No. 5,034,785 entitled “Planar Vertical Channel DMOS Structure,” U.S. Patent No. 4,767,722 entitled “Method for making planar vertical channel DMOS structures” and U.S. Patent No. 4,967,245 entitled “Trench Power MOSFET Device.” The complaint also identifies three accused products: the Company’s AAT9125, AAT7300 and AAT7301E TrenchDMOS products.

The complaint requests an injunction to prevent the Company from allegedly infringing the patents as well as an award of monetary damages, attorneys’ fees, costs and expenses. The Company’s initial response included counterclaims seeking a declaratory judgment of non-infringement, invalidity and unenforceability of the involved patents. Since that time, both parties have participated in discovery and preliminary claim construction. In August 2004, the U.S. Patent and Trademark Office granted the Company’s request for reexamination of two of the involved patents. As a result of the pending reexamination, all proceedings in this lawsuit were stayed. In October 2005, two separate lawsuits filed by Siliconix against Denso Corporation and Matsushita Electrical Industrial Co. Ltd. were consolidated by the U.S. District Court for the Northern District of California, and all three lawsuits were assigned to the same judge. As a result, the earlier stay of the Siliconix case against the Company has been lifted. Unless the lawsuit is settled earlier, the Company expects to go to trial no earlier than the second quarter of 2007.

At this time, management believes that the Company has a meritorious defense to each of Siliconix’s claims. If the Company does not prevail in this litigation, it could be ordered to pay monetary damages, and it could be enjoined from selling the accused products in the United States, either directly or indirectly. Each of the patents involved in this lawsuit will expire prior to August 2008. Although management does not believe that the Company’s TrenchDMOS products infringe the Siliconix patents at issue, if these products are found by a court to infringe, then the Company would be unable to continue to sell these products in the United States. Sales of the Company’s products in the United States that Siliconix claims infringe its U.S. patents are minimal, and sales of all of the Company’s TrenchDMOS products worldwide represented less than 1% of the Company’s revenues in 2005. As a result, management believes that any decision in this case, even if favorable to Siliconix, is unlikely to have a material adverse impact on the Company’s revenues, financial condition, results of operations or cash flows.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Three Months Ended
	Mar. 31, 2005	Jun. 30, 2005	Sept. 30, 2005	Dec. 31, 2005
	(in thousands, except per share data)
Revenues	$14,272	$14,475	$17,964	$21,587
Cost of revenues (including stock-based compensation)*	5,395	6,257	7,152	8,160

Gross profit	8,877	8,218	10,812	13,427

Operating expenses:
Research and development (including stock-based compensation)*	4,448	4,485	5,277	5,269
Sales, general and administrative (including stock-based compensation)*	4,045	3,803	4,914	4,889

Total operating expenses	8,493	8,288	10,191	10,158

Income (loss) from operations	384	(70)	621	3,269
Other income (expense):
Interest and other income	108	132	680	1,138
Interest and other expense	(14)	(6)	(30)	(71)

Total other income, net	94	126	650	1,067

Income before income taxes	478	56	1,271	4,336
Provision for income taxes	239	194	1,029	2,594

Net income (loss)	$239	$(138)	$242	$1,742

Basic net income (loss) per common share	$0.04	$(0.02)	$0.01	$0.04
Diluted net income (loss) per common share	$0.01	$(0.02)	$0.01	$0.04
Shares used in basic net income (loss) per common share	6,368	6,668	27,683	42,699
Shares used in diluted net income (loss) per common share	35,594	6,668	42,242	46,883
* Pre-tax Stock-based Compensation Included in:
Cost of revenues	$25	$33	$28	$26
Research and development	187	205	196	196
Sales, general and administrative	372	360	352	409

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2005, 2004 and 2003

	Three Months Ended
	Mar. 31, 2004	Jun. 30, 2004	Sept. 30, 2004	Dec. 31, 2004
	(in thousands, except per share data)
Revenues	$9,493	$12,270	$15,518	$14,064
Cost of revenues (including stock-based compensation)*	3,874	4,287	5,369	5,585

Gross profit	5,619	7,983	10,149	8,479

Operating expenses:
Research and development (including stock-based compensation)*	3,136	3,179	4,067	3,924
Sales, general and administrative (including stock-based compensation)*	2,165	2,315	3,251	3,510

Total operating expenses	5,301	5,494	7,318	7,434

Income from operations	318	2,489	2,831	1,045
Other income (expense):
Interest and other income	28	18	40	71
Interest and other expense	(1)	(1)	(1)	(40)

Total other income, net	27	17	39	31

Income before income taxes	345	2,506	2,870	1,076
Provision (benefit) for income taxes	15	114	130	(8,640)

Net income (loss)	$330	$2,392	$2,740	$9,716

Basic net income per common share	$0.10	$0.62	$0.61	$1.68
Diluted net income per common share	$0.01	$0.07	$0.08	$0.28
Shares used in basic net income (loss) per common share	3,399	3,847	4,472	5,801
Shares used in diluted net income (loss) per common share	30,378	33,010	33,451	35,081
* Pre-tax Stock-based Compensation Included in:
Cost of revenues	$—	$5	$11	$26
Research and development	27	35	82	156
Sales, general and administrative	15	12	261	288

During the fourth quarter of 2004, as discussed in Note 5, the Company recognized a benefit in the amount of approximately $11.2 million from the release of its valuation allowance as of December 31, 2004.

SCHEDULE C

SCHEDULE C

A Guide to International Issues

The following Schedule contains summaries of tax consequences of the cancellation of options granted between August 4, 2005 and September 1, 2006 (the “eligible options”) in exchange for the grant of new options under the Advanced Analogic Technologies Incorporated 2005 Equity Incentive Plan (the “Plan”) for individuals subject to tax in China, France, Hong Kong, Japan, Korea, Macau and Taiwan. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you. This Schedule is based on the laws in effect in those countries as of December 2006. Such laws are often complex and change frequently and occasionally on a retroactive basis. As a result, the information contained in this Schedule may be out of date at the time you receive new options or sell any shares of AnalogicTech common stock that you acquire. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Each country summary also includes other legal requirements that affect your participation in the offer to exchange your eligible options for the grant of new options. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation. All capitalized terms in this Schedule shall have the meaning assigned to them in this Schedule or in the offer attached hereto.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

China

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options.

Terms of New Option Grant

Due to regulatory requirements in China, AnalogicTech intends to grant your new options subject to restrictions on exercise. You will be permitted to exercise your new options solely by means of the cashless sell-all method of exercise, whereby all shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokerage fees, if any, are remitted to you in cash. However, AnalogicTech reserves the right to eliminate the requirement to use a cashless sell-all method of exercise and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local regulatory requirements change.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise and Sale of Shares

You will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise/sale and the exercise price. You may be subject to social insurance contributions on the spread.

Withholding and Reporting

Your employer is required to withhold and report income tax on the spread when you exercise your new options. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information

PRC exchange controls may limit your ability to convert and withdraw funds received upon the exercise of your new options and immediate sale of shares, particularly if the amount you seek to withdraw in any one transaction exceeds US$10,000. You should confirm the procedures and requirements for withdrawals and conversions of foreign exchange with your local bank prior to exercise/sale.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

France

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options. However, please note that if any of your eligible options were intended to French-qualified options under section L. 225-177 to L. 225-186 of the French Commercial Code, as amended, when you exchange your eligible options for the grant of new options, the eligible options will be cancelled and you will not be able to count the period since the grant of the eligible options towards fulfillment of the minimum holding period required by the French tax code before you may sell the shares acquired at exercise of the new options.

Terms of New Option Grant

Your new options are intended to be French-qualified options under section L. 225-177 to L. 225-186 of the French Commercial Code, as amended. In order to qualify for this favorable tax treatment, the shares you acquire pursuant to the exercise of your new options generally may not be sold (except in limited circumstances) prior to the expiration of a minimum holding period required by the French tax code. In order to satisfy this holding period, a restriction on sale will be imposed on your new options. Generally, the shares you receive at exercise of an option may not be sold prior to four years from the grant date.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise your new options, you will not be subject to income tax or social security contributions on the difference (or spread) between the fair market value of the shares at the time of exercise and the exercise price.

However, in the event the exercise price of your new options is less than 95% of the average trading price of AnalogicTech’s shares for the 20 trading days prior to the date of grant, this “excess discount” will be treated as additional taxable salary to you at the time of exercise. This income will be taxed at your normal marginal rate and will also be subject to social security contributions, including CSG at the rate of 7.5% and CRDS at the rate of 0.5% (as of 2006). This amount is not taxed again at the time of sale.

Sale of Shares

When you subsequently sell the shares acquired upon exercise of your new options, you will be subject to tax. The taxable amount is broken down into two pieces for purposes of determining the applicable tax rate, (1) the spread at exercise and (2) the capital gain:

1.	Spread at Exercise: The difference between the fair market value of the shares on the date of exercise and the exercise price will be taxed at a rate of (a) 41% (including 11% social taxes) with regard to the amount of the spread below €152,500, and (b) 51% (including 11% social taxes) with regard to the amount of the spread exceeding €152,500 or, at your election, your marginal personal income tax rate plus 11% social taxes. However, if you have been subject to tax on an “excess discount” (as described above) at the time of exercise, you can exclude this “excess discount” when calculating the difference between the fair market value of the shares at the time of exercise and the exercise price.

You may receive even more favorable tax treatment for the spread at exercise if you wait an additional two years after the exercise of the new options (assuming that the four-year or other minimum holding period under French law is met) to sell the shares. If you sell the shares two years after the exercise of the new options when the four-year holding period is met and the spread is less than €152,500, you will be taxed at the rate of 27% (including 11% social taxes). If you sell the shares two years after the exercise of the new options when the four-year holding period is met but the spread is higher than €152,500, the portion of the spread below €152,500 is taxed at the rate of 27% (including 11% social taxes) and the portion of the spread exceeding €152,500 is taxed at a rate of 41% (including 11% social taxes) or, at your election, your normal marginal rate, plus 11% social taxes.

2.	Capital Gain: The difference between the net sale price and the fair market value of the shares on the date of exercise will be subject to capital gains tax at a rate of 27% (including 11% social taxes).

However, taxation will be due as described above in (1) and (2) only if the aggregate gross annual proceeds that you (and your household) receive from the sale of all stock exceeds a certain amount, set annually (i.e., €15,000 for 2006).

If you realize a capital loss upon the sale of the share (i.e., if the sale price of the shares is lower than the fair market value of the shares on the time of exercise), you may offset this capital loss against the spread and the remaining portion over capital gain of same nature for the year of sale and the ten following years.

Withholding and Reporting

Your employer is not required to report or withhold social security contributions at the time of exercise (except with respect to the “excess discount,” if any) or sale. However, no later than February 15 following the year in which you exercised your new options, your employer will send you a statement setting out your benefits under the Plan; this statement will also be sent to your employer’s tax office. You must include this statement in your personal income tax return for the year in which you exercise your new options in order to benefit from the favorable tax regime.

When you sell the shares after the expiration of the four-year holding period, you must include in your tax return for the tax year in which you sold the shares, the spread and the capital gain. It is your responsibility to pay any taxes resulting from the exercise of your new options or the sale of your shares. Furthermore, if you do not comply with the reporting obligations mentioned above, the favorable tax regime may not be available.

Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.

Exchange Control Information

You may hold shares purchased under the new options outside of France provided you declare all foreign accounts, whether open, current, or closed, on your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities exceeds a certain amount which is set annually (€7,600 for 2006).

TERMS OF NEW OPTION GRANT

Your new option will be granted under the French Schedule to the AnalogicTech 2005 Equity Incentive Plan (the “French Plan”). In order for your new option to be granted under the French Plan, certain requirements must be met. To meet those requirements, the following terms will apply to your new grant:

Termination Due to Death: If you die holding eligible outstanding options, the eligible outstanding options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the eligible outstanding options.

Holding Period: Your new option will vest based on a new vesting schedule as described in the offer. However, except in case of death, you may not sell any shares acquired upon exercise of the new options before the fourth anniversary of the new option grant date, or the minimum holding period required by Section 163 bis C of the French Tax Code. This restriction satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

Exercise Price: The exercise price of your new options will be determined in accordance with the following rules. For subscription options (or options over newly issued shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 2005 Equity Incentive Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date. For purchase options (or options over treasury shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 2005 Equity Incentive Plan; (ii) 80% of the average quotation price of the shares during the 20 trading days immediately preceding the grant date; and (iii) 80% of the average purchase price that AnalogicTech paid for the shares.

Term: The term of your new option will be nine years and six months, unless extended due to your death, as described above.

Therefore, in order to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of new options granted to employees outside of France.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Hong Kong

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on the spread.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise your new options or when you subsequently sell the shares. Your employer is required to report your taxable benefits resulting from the exercise of your new options to the Hong Kong Inland Revenue Department. However, it is your responsibility to report and pay all applicable taxes due as a result of the exercise of the new options and sale of shares.

Securities Law Information

This offer to exchange eligible options and the grant of the new options are not public offers and are available only to eligible employees of AnalogicTech or its subsidiaries holding eligible options.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Japan

Tax Information

Option Exchange

You may not be subject to income tax as a result of the exchange of eligible options for the grant of new options, although this result is unsettled because there are no specific tax provisions relating to such an exchange. You are advised to consult your tax advisor on this issue.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as “remuneration income” and will be taxed at your marginal tax rate.

The characterization of the spread as remuneration income, rather than occasional income, is currently the subject of litigation in the Japanese courts. While uncertainty remains, in the absence of a final court judgment on the income classification issue, the National Tax Agency takes the position that income with respect to options is remuneration income. In addition, the Supreme Court of Japan recently held that stock option income is properly characterized as “remuneration income” even if options are granted by a foreign parent company. However, this decision may be limited to its facts and may not conclusively settle the controversy over income classification. Please consult with your personal tax advisor to obtain more information on the income classification issue.

You likely will not be subject to social insurance contributions on the spread at exercise.

Sale of Shares

If you hold shares after exercise, you generally will be subject to capital gains at a flat rate of 20% when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%, depending upon the circumstances of the sale (e.g., whether you sell the shares through a broker licensed in Japan). Please consult with your tax advisor to find out if you are eligible for a reduced rate.

Withholding and Reporting

Your employer will not likely be required to withhold or report income tax when you exercise your new options. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, grant and exercise of the new options and the sale of shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Exchange Control Information

If you acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. In addition, if you pay more than ¥30,000,000 in a single transaction for the purchase of shares when you exercise your new options, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that you pay upon a one-time transaction for exercising your new options and purchasing shares exceeds ¥100,000,000, then you must file both a Payment Report and a Securities Acquisition Report.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Korea

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise your new options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions on the spread to the extent you have not exceeded the applicable wage ceiling.

Sale of Shares

If you hold shares after exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount is the difference between the sale price and the fair market value of the shares at the time of exercise, unless your taxable gain in that year is less than the exempt amount, which is currently set at KRW2,500,000 for stock assets. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. You will not be subject to the securities transaction tax, however.

Withholding and Reporting

The spread recognized at exercise will be compensation to you. Because your employer does not bear the costs of the Plan, the income will be considered Class B income. Your employer is not required to withhold and report income tax on such income.

It is your responsibility to report and pay any income tax on the income resulting from the exercise of your new options. You must report and pay the tax on the income as part of your Global Income Tax report which has to be filed by May 31 of the year following the year in which the income is earned.

Although the income from the new options is considered Class B income for income tax purposes, your employer may be required to withhold any applicable social insurance contributions (such as contributions to the national health insurance and the national pension plan) that may arise from the exercise of your new options. If your employer does not withhold, it will be your responsibility to report and pay any social insurance contributions due on the income.

Finally, you will be required to report and pay any taxes resulting from the sale of your shares.

Exchange Control Information

If you remit funds to purchase shares, the remittance must be “confirmed” by a foreign exchange bank in Korea. To receive the confirmation, you should submit the following to the foreign exchange bank: (i) confirmation application in prescribed form, (ii) the award notice, (iii) the Terms and Conditions, (iv) a copy of the Plan and any other Plan documents received by you, and (iv) a certificate of employment with your local employer. It is recommended that you check with the bank to determine whether there are any additional requirements. If you exercise your new options using a cashless exercise method, this requirement will not apply to you.

Exchange control laws also require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Macau

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will not be subject to tax when the new options are exercised by you.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

As you will not be subject to taxation at the time of the grant or exercise of the new options or at the time of the option exchange, your employer will not be required to withhold or report income tax on any income you derive from your new options.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Taiwan

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise your new options, you will be subject to income tax. You will be taxed on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price at your marginal the rate. You will not be subject to social insurance contributions on the spread.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell the shares. However, please note that starting from January 1, 2009, any income you derive from the sale of AnalogicTech’s stock (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the newly promulgated AMT regime.

Withholding and Reporting

Your employer is not required to withhold income tax due on the spread when you exercise your new options. However, your employer will be required to (i) issue a non-withholding statement and report the exercise of new options in the previous year to the tax authority by January 31; and (ii) deliver a non-withholding statement by February 10 of each year to you if you exercised your new options in the previous year. You will be responsible for reporting the spread when you exercise your new options and for paying any tax due upon the exercise of your new options.